EXHIBIT 2.1

EXECUTION VERSION

2444991 ONTARIO INC.

as Purchaser

AND

MATTAMY GROUP CORPORATION

as Parent

AND

MONARCH PARENT INC.

as Seller

AND

TMM HOLDINGS LIMITED PARTNERSHIP

as Guarantor

SHARE PURCHASE AGREEMENT

Dated as of December 11, 2014

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		33
1.1	Defined Terms.	33
1.2	Other Defined Terms.	36
1.3	Headings, etc.	167
1.4	Currency.	177
1.5	Time Reference.	177
1.6	Certain Expressions, Etc.	178
1.7	Knowledge.	178
1.8	Accounting Terms.	188
1.9	Exhibits, Schedules and Disclosure Letters.	188
1.10	Non-Controlled Joint Ventures.	189
ARTICLE 2 PURCHASED SHARES AND PURCHASE PRICE		189
2.1	Purchase and Sale.	199
2.2	Purchase Price.	190
2.3	Determination of Estimated Adjustments.	190
2.4	Payment of Purchase Price at Closing.	200
2.5	Determination of Final Adjustments	201
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTOR		213
3.1	Representations and Warranties as to Seller and Guarantor.	233
3.2	Representations and Warranties as to the Acquired Companies.	255
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT		500
4.1	Representations and Warranties as to Purchaser and Parent.	500
ARTICLE 5 PRE-CLOSING COVENANTS OF THE PARTIES		522
5.1	Conduct of Business Prior to Closing.	522
5.2	Seller Pre-Closing Reorganization.	533
5.3	Access.	544
5.4	Confidentiality Agreement.	555
5.5	Termination of Letter of Intent.	555
5.6	Consents to Assignment.	555
5.7	Bonus Amount.	566
5.8	Satisfaction of Conditions.	566
5.9	Filings and Authorizations.	566
5.10	Exclusive Dealings.	577
5.11	Purchaser Consent Assistance.	588
5.12	Repayment of Indebtedness.	588
5.13	Additional Information.	588
5.14	Directors and Officers Insurance and Indemnification.	599
ARTICLE 6 CONDITIONS OF CLOSING		600
6.1	Conditions for the Benefit of Purchaser.	600

- i -

6.2	Termination by Purchaser.	611
6.3	Conditions for the Benefit of Seller.	622
6.4	Termination by Seller.	644
ARTICLE 7 POST-CLOSING COVENANTS		655
7.1	Books and Records.	655
7.2	Further Assurances.	655
7.3	Tax Matters.	666
7.4	Bonus Amount Escrow.	677
7.5	Corporation Employees.	688
7.6	Noncompetition and Nonsolicitation.	688
7.7	Confidentiality.	699
7.8	Guarantees.	700
7.9	Correspondence Regarding Acquired Companies and Non-Controlled Joint Ventures.	711
7.10	Certain Covenants.	711
ARTICLE 8 INDEMNIFICATION		711
8.1	Indemnification in favour of Purchaser.	711
8.2	Indemnification in favour of Seller.	722
8.3	Time Limitations.	733
8.4	Other Limitations.	744
8.5	Notification.	755
8.6	Direct Claims.	766
8.7	Third Party Claims.	766
8.8	Duty to Mitigate.	788
8.9	Payment of Indemnification.	799
8.10	Adjustment to Purchase Price.	799
8.11	No Exclusion of Other Remedies and Specific Performance.	799
8.12	Read-Out Qualifiers.	799
ARTICLE 9 MISCELLANEOUS		800
9.1	Notices.	800
9.2	Time of the Essence.	811
9.3	Announcements.	811
9.4	Third Party Beneficiaries.	822
9.5	Conflicts and Privilege.	822
9.6	Expenses.	833
9.7	Amendments.	833
9.8	Waiver.	833
9.9	Non-Merger.	833
9.10	Entire Agreement.	833
9.11	Successors and Assigns.	833
9.12	Assignment.	844
9.13	Severability.	844
9.14	Governing Law.	844
9.15	Counterparts.	844

- ii -

SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated December 11, 2014 (this "Agreement"), among 2444991 Ontario Inc., a corporation incorporated under the Laws of the Province of Ontario ("Purchaser"), Mattamy Group Corporation, a corporation incorporated under the Laws of the Province of Ontario ("Parent"), Monarch Parent Inc., a corporation incorporated under the Laws of the Province of British Columbia ("Seller") and TMM Holdings Limited Partnership, a limited partnership formed under the Laws of the Province of British Columbia ("Guarantor").

WHEREAS Seller owns all of the issued and outstanding securities in the capital of Monarch Corporation, a corporation incorporated under the Laws of the Province of Ontario ("Corporation") (the "Purchased Shares");

WHEREAS Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Purchased Shares upon the terms and subject to the conditions set forth herein; and

WHEREAS Guarantor indirectly holds all of the Purchased Shares and will derive substantial benefit from the transactions contemplated herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

(a)	"Acquired Companies" means Corporation and the Subsidiaries.

(b)
"Adjustment Balance Sheet" means a balance sheet in the form and content (other than for historical data provided for illustrative purposes) of Schedule 1.1(b) (Adjustment Balance Sheet), provided that the figures included therein are for illustration purposes only and shall not be binding on the Parties.

(c)	"Adjustment Date" means December 31, 2014.

(d)	"Adjustment Time" means the close of business on the Adjustment Date.

(e)
"Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, (i) owns or Controls the first Person, (ii) is owned or Controlled by the first Person, or (iii) is under common ownership or Control with the first Person.

(f)	"Authorization" means, with respect to any Person, any order, permit, approval, notification, waiver, license or similar authorization of any Governmental Entity having jurisdiction over the Person.

(g)
"Balance Sheet Liabilities" means, with respect to the Acquired Companies on a consolidated basis, the sum of all liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP and in accordance with the methodology set out in Schedule 1.1(b) (Adjustment Balance Sheet).

(h)
"Bonus Amount" means the aggregate amount of all outstanding cash bonus awards payable to employees of the Acquired Companies whether before or after Closing that has been accrued and reflected as a Balance Sheet Liability on the Adjustment Balance Sheet for purposes of Section 2.3(a) or Section 2.5(e), as the case may be.

(i)
"Books and Records" means all books and records of the Acquired Companies and Non-Controlled Joint Ventures, including all statements, budgets, books of account, Tax and financial records, sales and purchase records, customer and supplier lists, business reports and plans, whether in writing or electronic form and in the possession or control of the Acquired Companies, Non-Controlled Joint Ventures, Seller, Guarantor, or any of their respective Affiliates.

(j)
"Business Day" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Toronto, Ontario or Scottsdale, Arizona are not open for business during normal business hours.

(k)
"Cash" means, with respect to the Acquired Companies on a consolidated basis, the sum of all cash and cash equivalents of the type required to be reflected as cash or cash equivalents on a balance sheet prepared in accordance with GAAP and in accordance with the methodology set out in Schedule 1.1(b) (Adjustment Balance Sheet), including cheques received by the Acquired Companies on or prior to the Closing Date but excluding any restricted cash and the amounts of any unpaid cheques, drafts, and wire transfers issued by the Acquired Companies on or prior to the Closing Date (to the extent not theretofore deducted from the cash on hand).

(l)	"Closing" means the completion of the transactions contemplated in this Agreement.

(m)	"Closing Certificates" means, collectively, the Purchaser's and Parent's Closing Certificate and Seller's and Guarantor's Closing Certificate.

(n)
"Closing Date" means the later of (i) December 31, 2014, and (ii) two Business Days following the date on which all of the conditions to closing set out in Article 6 have been met or waived (other than those conditions which by their nature are to be satisfied by actions taken at Closing), or such other date as the Parties may agree to in writing.

(o)
"Collective Agreements" means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications with bargaining agents or trade unions by which the Acquired Companies or Non-Controlled Joint Ventures are bound or which impose any obligations upon the Acquired Companies or Non-Controlled Joint Ventures or set out the understanding of the parties with respect to the meaning of any provisions of such collective agreements.

(p)	"Commissioner" means the Commissioner of Competition appointed pursuant to the Competition Act and includes a person duly authorized to exercise the powers and perform the duties of the Commissioner.

(q)	"Competition Act" means the Competition Act (Canada).

(r)	"Competition Act Approval" means:

(i)	the issuance to Purchaser of an advance ruling certificate by the Commissioner under subsection 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement; or

(ii)
both of (A) Purchaser shall have received a letter from the Commissioner in writing indicating that he does not, at the time of such letter, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, and (B) the waiting period, including any extension thereof, under Section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act.

(s)	"Consent" means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation.

(t)	"Contract Indemnity Receivable" has the meaning ascribed to it in Schedule 1.1(t) of the Seller Disclosure Letter.

(u)	"Contracts" means, in respect of any Person, all contracts, arrangements, agreements, commitments and orders of any type made by or on behalf of such Person.

(v)
"Control" means (and any derivatives thereof, including "Controlled") (i) in relation to a Person that is a corporation, the ownership, directly or indirectly, of voting shares of such Person carrying more than 50% of the voting rights attaching to all voting shares of such Person and which are sufficient, if exercised, to elect a majority of its board of directors, and (ii) in relation to a Person that is a partnership, limited partnership, trust or other unincorporated entity (A) the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting securities of the Person, or (B) the ownership of other interests or the holding of a position (such as trustee) entitling the holder to exercise control and direction over the activities of such Person.

(w)	"Controlled Joint Ventures" means the Joint Ventures Controlled, directly or indirectly, by Corporation, a Wholly-Owned Subsidiary or another Controlled Joint Venture.

(x)
"Direct Claim" means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

(y)	"Disclosure Letters" means the Seller Disclosure Letter and the Purchaser Disclosure Letter.

(z)	"Environmental Laws" means all applicable Laws relating to public health and safety or the pollution or protection of the environment and all Authorizations issued pursuant to such Laws.

(aa)	"Escrow Agent" means such Person to be selected prior to the Closing Date by Seller and Purchaser, each acting reasonably.

(bb)
"Escrow Agreement" means the escrow agreement to be entered into among Seller, the Acquired Companies and Purchaser on the Closing Date, in form and substance reasonably satisfactory to Seller and Purchaser.

(cc)
"Financial Statements" means the audited consolidated financial statements of Corporation as at and for the years ended December 31, 2013 and December 31, 2012, consisting in each case of a balance sheet and the related statements of earnings, retained earnings and cash flows for the years then ended and all notes to them together with the report of the auditors thereon.

(dd)
"GAAP" means at any time, generally accepted accounting principles in Canada, including those set forth in the Handbook of the Canadian Institute of Chartered Accountants for an entity that prepares its financial statements in accordance with Canadian accounting standards for private enterprises, at the relevant time and applied on a consistent basis.

(ee)
"Governing Documents" means, with respect to any Person, (i) if a corporation or company, the certificate and articles of incorporation (or equivalent) and the by-laws; (ii) if a partnership, the partnership agreement and any declaration or statement of partnership required to be filed with any Governmental Entity in order to form the partnership or maintain the limited liability of any partners; (iii) if a limited liability company, the articles of organization and operating agreement; (iv) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (v) all shareholders' or equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person or relating to the rights, duties and obligations of the shareholders or equityholders of such Person; and (vi) any amendment or supplement to any of the foregoing.

(ff)
"Governmental Entity" means (i) any federal, provincial, municipal, local or other governmental or public department, central bank, court, commission, commissioner, board, bureau, agency, tribunal, arbitrator or instrumentality, (ii) any quasi-governmental or private body exercising any regulatory, expropriation or Taxing authority under or for the account of any of the above, or (iii) any applicable stock exchange.

(gg)
"Guarantor Confidential Information" means information solely and directly about Guarantor or any of its Affiliates (other than the Acquired Companies) received by Purchaser or any of its Affiliates that is not otherwise related to, connected with, or arising out of the transactions contemplated hereby, the Acquired Companies and the Non-Controlled Joint Ventures, or the business of the Acquired Companies and the Non-Controlled Joint Ventures.

(hh)
"Guarantor's Core Representations" means the representations and warranties of Guarantor in Sections 3.1(a) (Formation and Power), 3.1(b)(ii) and (iii)(A) (No Conflict), 3.1(d) (Execution and Binding Obligation), 3.1(g) (Residence) and 3.1(h) (No Brokers).

(ii)
"Hazardous Materials" means any waste or other substance or material that is prohibited, listed, defined, designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Laws, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

(jj)	"Indemnified Person" means a Person with indemnification rights or benefits under this Agreement.

(kk)	"Indemnifying Party" means a Party which may have an obligation or liability for indemnification under this Agreement.

(ll)
"Intellectual Property" means all trademarks, trade names, business names, brand names, service marks, logos, domain names, copyrights (including in software), designs, industrial designs, inventions and patents, trade secrets, know-how, discoveries and confidential information, whether domestic or foreign, registered or unregistered, registrable or un-registrable, as well as any applications, continuations, continuations in part, divisional applications or analogous rights therefor.

(mm)	"Interim Balance Sheet Date" means August 31, 2014.

(nn)
"Interim Financial Statements" means the unaudited consolidated financial statements of the Acquired Companies as at the Interim Balance Sheet Date consisting of a balance sheet and the accompanying statements of earnings and cash flows for the 8-month period then ended.

(oo)	"Interim Period" means the period between the close of business on the date hereof and the earlier of (i) the Closing Date, and (ii) the Termination Date.

(pp)	"Investment Canada Act" means the Investment Canada Act (Canada).

(qq)
"IP Agreement" means the agreement in respect of the Retained Trademarks and certain domain name registrations to be entered into between Seller or an Affiliate thereof (other than the Acquired Companies) and Corporation on the Closing Date in accordance with the terms and conditions set out in Schedule 1.1 (qq) (IP Agreement), in form and substance reasonably satisfactory to Seller and Purchaser.

(rr)
"Joint Venture" means any corporation, partnership, limited liability company or other entity (other than any Wholly-Owned Subsidiary), contractual joint venture, co-ownership or similar arrangement in which any Acquired Company or Managed Joint Venture holds any direct or indirect equity, profit, voting or other interest.

(ss)
"Laws" means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws, (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Entity, and (iii) policies, guidelines, notices and protocols, to the extent that they have the force of law.

(tt)	"Leased Properties" means the lands and premises listed and described in Schedule 3.2(t) of the Seller Disclosure Letter by reference to their municipal address.

(uu)	"Leases" means the leases of the Leased Properties.

(vv)
"Lien" means any (i) option, right of first refusal or restriction of any kind, mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), title retention Contract, easement, servitude, restrictive covenant, conditional sale agreement or encroachment relating to real property, title defects or irregularities, or (ii) other encumbrance which, in substance, secures payment or performance of an obligation.

(ww)	"LOI" means that certain non-binding letter of intent, dated as of November 5, 2014, entered into between Parent and Guarantor.

(xx)
"Managed Joint Ventures" means the Joint Ventures which are not Controlled, directly or indirectly, by Corporation or a Subsidiary but in respect of which Corporation or a Subsidiary acts as development manager or in a similar management role.

(yy)	"Managed JVs' Interests" means all of the issued and outstanding shares, equity or other interests in the capital of the Managed Joint Ventures held directly or indirectly by an Acquired Company, as set out in Schedule 1.1(yy) of the Seller Disclosure Letter.

(zz)
"Material Adverse Effect" means any circumstance, change, effect, event, development, occurrence, condition, action, omission or state of facts that, individually or in the aggregate, has been, is, or would reasonably be expected to be, materially adverse to (i) the business, operations, assets, liabilities or financial condition of the Acquired Companies and Non-Controlled Joint Ventures, taken as a whole, or (ii) the ability of Seller or Guarantor to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred in respect of (i) above, there shall be excluded any circumstance, change, effect, event, development, occurrence, condition, action, omission or state of facts to the extent directly attributable to: (A) worldwide or national conditions or circumstances that are economic or political; (B) changes in applicable Laws; (C) changes in GAAP; (D) war, armed hostilities, acts of terrorism, emergencies, crises and natural disasters; (E) changes in the markets or industry in which the Acquired Companies or the Non-Controlled Joint Ventures operate; (F) the announcement or other public disclosure of this Agreement and the transactions contemplated hereby, including to the extent applicable, the direct and related impact thereof on relationships, contractual or otherwise, with customers, suppliers, joint venture co-owners, counterparties, partners or employees; (G) any action or omission of Purchaser or its Affiliates; (H) any action or omission of any Acquired Company or Non-Controlled Joint Venture prior to the Closing Date taken or omitted to be taken with the prior written consent or at the written request of Purchaser in connection with the negotiation, execution, announcement or performance of this Agreement or consummation of transactions contemplated hereby; and (I) any action taken by any Acquired Company or Non-Controlled Joint Venture which is required to be taken in accordance with this Agreement; provided, further, however, that, in the case of the occurrence of each of (A), (B), (C), (D) and (E) above, if the Acquired Companies and Non-Controlled Joint Ventures, taken as a whole, are disproportionately affected as compared with Persons operating in the industry or markets in which the Acquired Companies and the Non-Controlled Joint Ventures operate, the subject effect in (A), (B), (C), (D) and (E) above, as the case may be, shall be taken into account in determining whether a Material Adverse Effect has occurred or is occurring.

(aaa)
"Non-Controlled JV Financial Statements" means, with respect to each Non-Controlled Joint Venture, the unaudited financial statements of such Non-Controlled Joint Venture as at and for the fiscal years ended December 31, 2012 and December 31, 2013, consisting in each case of a balance sheet and the related statement of earnings for the years then ended and all notes to them, if any.

(bbb)	"Non-Controlled JV Interim Balance Sheet Date" means September 30, 2014.

(ccc)
"Non-Controlled JV Interim Financial Statements" means, with respect to each Non-Controlled Joint Venture, the unaudited financial statements of such Non-Controlled Joint Venture as at the Non-Controlled JV Interim Balance Sheet Date consisting of a balance sheet and the accompanying statement of earnings for the period then ended.

(ddd)
"Non-Controlled JVs' Interests" means all of the issued and outstanding shares, equity or other interests in the capital of the Non-Controlled Joint Ventures held directly or indirectly by Corporation, as set out in Schedule 1.1(ddd) of the Seller Disclosure Letter.

(eee)	"Non-Controlled Joint Ventures" means the Joint Ventures which are not Controlled Joint Ventures, including the Managed Joint Ventures.

(fff)
"Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

(ggg)	"Other Non-Controlled Joint Ventures" means the Non-Controlled Joint Ventures that are not Managed Joint Ventures.

(hhh)
"Other Non-Controlled JVs’ Interests" means all of the issued and outstanding shares, equity or other interests in the capital of the Other Non-Controlled Joint Ventures held directly or indirectly by Corporation, as set out in Schedule 1.1(hhh) of the Seller Disclosure Letter.

(iii)	"Owned Properties" means the lands and premises listed in Schedule 3.2(s) of the Seller Disclosure Letter by reference to their municipal addresses and legal description.

(jjj)
"Parent's Core Representations" means the representations and warranties of Parent in Sections 4.1(a) (Formation and Power), 4.1(b)(i) and (ii)(A) (No Conflict), 4.1(e) (Execution and Binding Obligation) and 4.1(h) (No Brokers).

(kkk)	"Parties" means Seller, Purchaser, Parent and Guarantor.

(lll)
"Permitted Liens" means (i) Liens for Taxes or other governmental charges not yet due and delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) undetermined or inchoate Liens imposed by Law, such as carrier's, warehousemen's, mechanics', construction and materialmen's liens, incurred in good faith in the Ordinary Course provided that such Liens are related to obligations not due or delinquent and are not registered against title to any of the assets held for use or used in connection with the business of the Acquired Companies or the Non-Controlled Joint Ventures, and notice of which has not been given in accordance with Law, (iii) restrictions arising under applicable zoning and other land use Laws, (iv) any ground lease, head lease or other lease which is superior to the Leases and Liens to which such leases are subject having priority to the Leases, (v) subsisting reservations, limitations, provisos, conditions or exceptions (including royalties) contained in any grant of the land or any portion thereof or interest therein from the Crown, including reservations of under-surface rights to mines and minerals of any kind and rights to enter, prospect and remove the same, (vi) statutory exceptions, reservations or qualifications to title including the liabilities, rights and interests described in Section 44(1) of the Land Titles Act (Ontario) (save and except subsection 44(1) paragraph 1 (taxes) and paragraph 11 (Planning Act)) and those contained in the Registry Act (Ontario) and any rights reserved to or vested in any Person by any statutory provision including rights of expropriation, (vii) Liens securing any Disclosed Liability, including those listed in Schedule 1.1(lll) of the Seller Disclosure Letter, (viii) agreements with any adjoining land owner, Governmental Entity or any public utility or private supplier of services or utilities, including subdivision agreements, site plan control agreements, infrastructure or cost sharing agreement, development agreements, servicing agreements, utility agreements, engineering agreements, grading agreements, landscaping agreements or agreements similar to any of the foregoing, provided that, in each case, the same are complied with in all material respects, (ix) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit granted by such Governmental Entity, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof, (x) Liens claimed or held by any Governmental Entity pursuant to any statutory provision, (xi) other Liens which were incurred or accepted by the Acquired Companies and Non-Controlled Joint Ventures in the Ordinary Course of, and incidental to the conduct of the business of, the Acquired Companies and the Non-Controlled Joint Ventures, provided that, in each case, the same are complied with in all material respects, and (xii) all Liens registered on title to any of the Properties as of the date hereof, excluding Liens that secure any liability of the Acquired Companies or the Non-Controlled Joint Ventures not included in the Disclosed Liabilities. For purposes of this definition, "Disclosed Liability" means: (i) as of the date hereof, any liability of the Acquired Companies and the Non-Controlled Joint Ventures that is reflected or reserved against in the Interim Financial Statements or Non-Controlled JV Interim Financial Statements, or has been incurred in the Ordinary Course since the Interim Balance Sheet Date or the Non-Controlled JV Interim Balance Sheet Date, as the case may be, and  (ii) as of the Closing Date, any liability of the Acquired Companies and the Non-Controlled Joint Ventures that is reflected or reserved against in the Estimated Statements or Non-Controlled JV Interim Financial Statements, or has been incurred in the Ordinary Course since the Adjustment Date or the Non-Controlled JV Interim Balance Sheet Date, as the case may be, including in each case, any liability of the Acquired Companies and the Non-Controlled Joint Ventures in relation to the Contracts listed in Schedule 1.1(lll) of the Seller Disclosure Letter.

(mmm)
"Person" means any individual, partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

(nnn)	"Post-Adjustment Tax Period" means any Tax period beginning after the Adjustment Date and, with respect to the Straddle Period, the portion of such Tax period beginning after the Adjustment Date.

(ooo)	"Pre-Adjustment Tax Period" means any Tax period ending on or before the Adjustment Date, and with respect to the Straddle Period, the portion of such Tax period ending on the Adjustment Date.

(ppp)
"Pre-Adjustment Taxes" means, without duplication, (i) the amount equal to the Taxes due by the Acquired Companies with respect to any period ending on or before the Adjustment Date and the portion of any Straddle Period ending on the Adjustment Date, and (ii) the amount of any Taxes resulting from, relating to or arising in connection with the Seller Pre-Closing Reorganization. Taxes resulting from, relating to or arising in connection with the Seller Pre-Closing Reorganization shall be computed on a stand-alone basis assuming the relevant Person had no other sources of income or loss, credits, deductions or Tax attributes. Pre-Adjustment Taxes shall be computed without application of any future Tax asset that has been taken into account and actually adjusted for in the determination of the Purchase Price, as finally determined and without the application of any Tax attribute to the extent such application would create or increase a deferred Tax liability for accounting purposes. For greater certainty, any future Tax assets that has been taken into account and actually adjusted for in the determination of the Purchase Price, as finally determined shall be for the account of Purchaser and shall not be applied to reduce Pre-Adjustment Taxes.

(qqq)	"Properties" means, collectively, the Owned Properties and the Leased Properties.

(rrr)	"Purchaser Disclosure Letter" means the disclosure letter dated the date hereof and signed by Purchaser and Parent and delivered to Seller and Guarantor with this Agreement.

(sss)
"Purchaser Indemnified Person" means (i) Purchaser, (ii) if Closing occurs, the Acquired Companies and the Non-Controlled Joint Ventures, and (iii) to the extent named or involved in any Third Party Claim, their respective Affiliates, shareholders, employees, directors, officers and permitted assigns.

(ttt)	"Purchaser's and Parent's Core Representations" means, collectively, Parent's Core Representations and Purchaser's Core Representations.

(uuu)	"Purchaser's and Parent's Non-Core Representations" means, collectively, the representations and warranties of Purchaser that are not Purchaser's Core

Representations and the representations and warranties of Parent that are not Parent's Core Representations.

(vvv)
"Purchaser's Core Representations" means the representations and warranties of Purchaser in Sections 4.1(a) (Formation and Power), 4.1(b)(i) and (ii)(A) (No Conflict), 4.1(e) (Execution and Binding Obligation) and 4.1(h) (No Brokers).

(www)
"Representatives" means, with respect to any Person, such Person's, or such Person's Subsidiaries', directors, officers, employees, consultants accountants, investment bankers, commercial bank lenders, financial advisors, attorneys and other agents, advisors or representatives (including the employees or attorneys of such accountants, investment bankers or attorneys).

(xxx)
"Restricted Business" means the business undertaken by the Acquired Companies and the Non-Controlled Joint Ventures as conducted at any time during the 12-month period immediately prior to the Closing (or any portion thereof) or that would be directly or indirectly competitive with such business (or any portion thereof).

(yyy)	"Retained Trademarks" means the trademark and logo described on Schedule 1.1(yyy) of the Seller Disclosure Letter.

(zzz)	"Seller" has the meaning set out in the initial description of the Parties.

(aaaa)
"Seller Books and Records" means all books and records of Seller, including all statements, budgets, books of account, Tax and financial records, sales and purchase records, customer and supplier lists, business reports and plans, whether in writing or electronic form and in the possession or control of Seller or any of its Affiliates.

(bbbb)	"Seller Disclosure Letter" means the disclosure letter dated the date hereof and signed by Seller and Guarantor and delivered to Purchaser and Parent with this Agreement.

(cccc)
"Seller Indemnified Person" means (i) Seller, (ii) if Closing does not occur, the Acquired Companies, and (iii) to the extent named or involved in any Third Party Claim, their respective Affiliates, shareholders and employees, directors, officers and permitted assigns.

(dddd)	"Seller's and Guarantor's Core Representations" means, collectively, Seller's Core Representations and Guarantor's Core Representations.

(eeee)
"Seller's and Guarantor's Non-Core Representations" means, collectively, the representations and warranties of Seller that are not Seller's Core Representations and the representations and warranties of the Guarantor that are not Guarantor's Core Representations.

(ffff)
"Seller's Core Representations" means the representations and warranties of Seller in Sections 3.1(a) (Formation and Power), 3.1(b)(i) and 3.1(b)(iii)(A) (No Conflict), 3.1(d) (Execution and Binding Obligation), 3.1(e) (Title to Purchased Shares), 3.1(f) (No Other Agreement to Purchase), 3.1(g) (Residence), 3.1(h) (No Brokers), 3.2(b)(i) and (ii)(A)(x) (No Conflict), 3.2(e) (Capitalization of Acquired Companies), 3.2(g) (Title to the Subsidiaries' Interests and Non-Controlled JV's Interests), 3.2(i) (No Other Agreement to Purchase), 3.2(q) (Title to Assets), 3.2(y)(ix) (Employment and Labour Matters - Bonuses) and 3.2(bb) (No Brokers).

(gggg)	"Separately-Indemnified Damages" means any damages in respect of which any Purchaser Indemnified Person has indemnification rights or benefits under the Specified Contract.

(hhhh)	"Specified Contract" has the meaning ascribed to it in Schedule (hhhh) of the Seller Disclosure Letter.

(iiii)	"Specified Indemnified Losses" has the meaning ascribed to it in Schedule 1.1(iiii) of the Seller Disclosure Letter.

(jjjj)	"Specified Liability" has the meaning ascribed to it Schedule 1.1(jjjj) of the Seller Disclosure Letter.

(kkkk)	"Specified Location" has the meaning given to it in Schedule 1.1(kkkk) of the Seller Disclosure Letter.

(llll)	"Specified Losses" has the meaning given to it in Schedule 1.1(llll) of the Seller Disclosure Letter.

(mmmm)
"Sponsors" means each of JH Investments Inc., Oaktree Capital Management, L.P. and TPG Capital, L.P. and their respective Affiliates and the investment funds managed by them and any of their respective portfolio or operating companies.

(nnnn)	"Straddle Period" means any Tax period that begins on or before the Adjustment Date and ends thereafter.

(oooo)	"Subsidiaries" means, collectively, the Wholly-Owned Subsidiaries and the Controlled Joint Ventures.

(pppp)
"Subsidiaries' Interests" means all of the issued and outstanding shares, equity or other interests in the capital of the Subsidiaries held directly or indirectly by Corporation, as set out in Schedule 1.1(pppp) of the Seller Disclosure Letter.

(qqqq)
"Swept Cash" means any Cash paid by the Acquired Companies to or for the benefit of, or received by or on behalf of, Seller or any of its Affiliates (other than the Acquired Companies) during the period between the Adjustment Time and the Closing Date, including any Cash paid by way of dividend, distribution or return of capital or any payment for goods and services outside of the Ordinary Course but excluding any Cash paid in respect of any Balance Sheet Liabilities owing to Seller or any of its Affiliates (other than the Acquired Companies) as at the Adjustment Time.

(rrrr)	Intentionally omitted.

(ssss)	"Tax Act" means the Income Tax Act (Canada).

(tttt)
"Taxes" means any and all federal, state, provincial, municipal, local and foreign taxes, assessments, reassessments and other governmental charges, duties, impositions and liabilities, including Canada Pension Plan and provincial pension plan contributions and unemployment insurance contributions and employment insurance contributions and including taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, goods and services, harmonized sales and value added, ad valorem, transfer, land transfer, franchise, withholding, customs duties, payroll, employment, stamp, excise, property and other taxes, fees, penalties or charges of any kind whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts, whether imposed directly or as a successor, by contract or otherwise, and includes the proportionate share of Taxes in respect of any unincorporated entity.

(uuuu)
"Tax Returns" means all returns, declarations, reports, statements, schedules, filings, notices, elections, forms or other documents or information required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax, including all amendments, schedules, attachments or supplements thereto.

(vvvv)	"Termination Date" means March 31, 2015, as such date may be extended pursuant to Sections 6.2(b) and 6.4(b).

(wwww)
"Third Party Claim" means any action, suit, proceeding, arbitration, claim or demand, including any audit or investigation by a Governmental Entity relating to Taxes, that is instituted or asserted by an unaffiliated third party, including a Governmental Entity, against an Indemnified Person which entitles such Indemnified Person to make a claim for indemnification under this Agreement.

(xxxx)
"Total Assets" means, with respect to the Acquired Companies on a consolidated basis, the sum of all assets of the type required to be reflected on a balance sheet prepared in accordance with GAAP and in accordance with the methodology set out in Schedule 1.1(b) (Adjustment Balance Sheet), but shall exclude any amount by which the Contract Indemnity Receivable exceeds the Specified Liability.

(yyyy)
"Transaction Costs" means, without duplication with the Balance Sheet Liabilities, all costs, fees and expenses incurred (whether before, on or after the Adjustment Date) (i) by the Acquired Companies and Non-Controlled Joint Ventures in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated by this Agreement including, for greater certainty, the Seller Pre-Closing Reorganization, (ii) in connection with the costs of obtaining the Tail Policy, and (iii) in connection with the breakage or early termination of any cash equivalent instrument included in the Swept Cash.

(zzzz)	"Transaction Documents" means this Agreement, the Transition Services Agreement, the IP Agreement and the Escrow Agreement.

(aaaaa)
"Transition Services Agreement" means the transition services agreement to be entered into between Seller and Corporation on the Closing Date with effect as at the Adjustment Date, in form and substance acceptable to Seller and Purchaser, each acting reasonably, and consistent with the terms in Schedule 1.1(aaaaa) of the Seller Disclosure Letter.

(bbbbb)	"Wholly-Owned Subsidiaries" means those entities listed in Schedule 1.1(bbbbb) of the Seller Disclosure Letter.

1.2	Other Defined Terms.

In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Sections:

Term	Section
Agreement	Preamble
Acquisition Proposal	5.10
Benefit Plan	3.2(z)(i)
Cap	8.4(b)
Closing Payment	2.4
Confidentiality Agreement	5.4
Corporation	Recitals
Deductible	8.4(b)
Draft Statements	2.5(a)
Employee	3.2(y)(iii)
Estimated Balance Sheet Liabilities	2.3(b)
Estimated Bonus Amount	2.3(b)
Estimated Statements	2.3(a)
Estimated Swept Cash	2.3(b)
Estimated Transaction Costs	2.3(b)
Estimated Total Assets	2.3(b)
Excess Capital Dividends	5.2(c)
Excess Eligible Dividends	5.2(b)
Final Balance Sheet Liabilities	2.5(e)

Term	Section
Final Bonus Amount	2.5(e)
Final Swept Cash	2.5(e)
Final Total Assets	2.5(e)
Final Transaction Costs	2.5(e)
Guarantor	Preamble
Insurance Policies	3.2(w)
Joint Venture Agreement	3.2(h)(i)
Leased Properties	3.2(t)
Material Contracts	3.2(n)(i)
Notice	9.1
Notice of Objection	2.5(c)
ONHWPA	3.2(s)(x)
Parent	Preamble
Planning Regulations	3.2(s)(v)(A)
Purchase Price	2.2
Purchased Shares	Recitals
Purchaser	Preamble
Restrictive Covenants	7.3(e)
Purchaser's and Parent's Closing Certificate	6.3(a)
SE	9.5
Seller	Preamble
Seller Pre-Closing Reorganization	5.2
Seller's and Guarantor's Closing Certificate	6.1(a)
Swept Cash Statement	2.5(a)(ii)
Tail Policy	5.14(a)
Third Party Auditor	2.5(d)
Third Party Beneficiaries	9.4
Trademarks	3.2(v)(i)

1.3	Headings, etc.

The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

1.4	Currency.

All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

1.5	Time Reference.

All references in this Agreement to times of the day are to local time in the relevant jurisdiction, unless otherwise indicated. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.

Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.6	Certain Expressions, Etc.

In this Agreement, (i) the words "includes", "including" and similar expressions mean "include (or including) without limitation", (ii) the phrases the "aggregate of", the "total of", the "sum of" and similar expressions mean the "aggregate (or total or sum), without duplication, of", (iii) the phrase "made available", when used in reference to a document, means that the document was (A) delivered or provided to Purchaser, or (B) made available for viewing in the "Project Butterfly" electronic data room hosted by Intralinks, as that site existed as of 6:00 p.m. (Eastern Daylight Time) on the date that is two Business Days prior to the date of this Agreement, (iv) pronouns in one gender include the other gender, unless the context clearly indicates otherwise, (v) definitions in the singular include the plural, and vice versa, (vi) the words "hereof", "herein", "hereunder", "hereto" and similar expressions refer to this Agreement as a whole and the words "Article", "Section", "Exhibit" or "Schedule" refer to an Article of, Section of, Exhibit to or Schedule to, this Agreement, unless specified otherwise, (vii) any reference to a Person includes its heirs, administrators, executors, legal personal representatives, successors and permitted assigns, (viii) the term "Agreement" and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all exhibits or schedules to it, and (ix) any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.7	Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Seller, it shall be deemed to refer to the actual knowledge, after reasonable inquiry, of David George, Emilio Tesolin, and Jennifer Grandy, in each case without personal liability.

1.8	Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP and all determinations of an accounting nature in respect of the Acquired Companies, Managed Joint Ventures and other Non-Controlled Joint Ventures shall be made in a manner consistent with GAAP and, for the avoidance of doubt, shall be interpreted as set forth, where applicable, in accordance with Schedule 1.1(b) (Adjustment Balance Sheet).

1.9	Exhibits, Schedules and Disclosure Letters.

(a)	The exhibits and schedules attached to this Agreement and the Disclosure Letters shall, for all purposes of this Agreement, form an integral part of it.

(b)
The purpose of the Disclosure Letters is to set out the qualifications, exceptions and other information called for in this Agreement in respect of the representations and warranties contained herein. The Parties acknowledge and agree that the Disclosure Letters and the information and disclosures contained in it do not constitute or imply, and will not be construed as an admission or acknowledgment that such information is required to be listed in the Disclosure Letters, that such items are material, that, with respect to the Acquired Companies, Managed Joint Ventures and other Non-Controlled Joint Ventures, such items have had, or would reasonably be expected to be material to the business of the Acquired Companies, Managed Joint Ventures and other Non-Controlled Joint Ventures or that such items are within or outside of the Ordinary Course. The information and statements contained in the Disclosure Letters are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of Seller except as and to the extent provided in this Agreement.

(c)
The division of the Disclosure Letters into sections and subsections and the insertion of headings are for convenient reference only, and the disclosure of an item in one section or subsection of the Disclosure Letters as an exception to any particular representation or warranty or covenant will be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that it is reasonably apparent from the disclosure in the first mentioned section or subsection that such item is relevant to such other representations, warranties or covenants.

1.10	Non-Controlled Joint Ventures.

For purposes of this Agreement, any covenant of Seller or Purchaser to cause a Non-Controlled Joint Venture to take any action or refrain from taking any action shall be deemed to be performed if Seller and the Acquired Companies or Purchaser and the Acquired Companies, as the case may be, use their commercially reasonable efforts to take all action and do all requests and things that they are permitted to take or do under the relevant Joint Venture Agreement.

ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE

2.1	Purchase and Sale.

In accordance with and subject to the terms and conditions of this Agreement, as of Closing on the Closing Date, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all (but not less than all) of the Purchased Shares free and clear of all Liens. The Purchased Shares will constitute at Closing, in the aggregate, all (but not less than all) of the issued and outstanding shares and other securities in the capital of Corporation.

2.2	Purchase Price.

The purchase price (the "Purchase Price") payable by Purchaser for the Purchased Shares shall be equal to:

(a)	Final Total Assets;

(b)	plus $101,830,000;

(c)	minus the Final Balance Sheet Liabilities;

(d)	minus the Final Swept Cash;

(e)	minus the Final Transaction Costs;

(f)	minus, as contemplated in Section 8.10, any payment made by Seller as an Indemnifying Party pursuant to Article 8, as the case may be; and

(g)	plus, as contemplated in Section 8.10, any payment made by Purchaser as Indemnifying Party pursuant to Article 8, as the case may be.

2.3	Determination of Estimated Adjustments.

(a)
Delivery of Estimated Statements. No less than five Business Days prior to the Closing Date, Seller shall deliver to Purchaser (i) an Adjustment Balance Sheet setting out Seller's good faith estimate of the Total Assets, Balance Sheet Liabilities and the Bonus Amount, in each case as at the Adjustment Time and in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, (ii) a statement (the "Swept Cash Statement") setting out the determination of Swept Cash as at the Closing Date, reflecting the completion of the Seller Pre-Closing Reorganization and in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, and (iii) Seller's good faith estimate of the Transaction Costs (the Adjustment Balance Sheet referred to in clause (i), the Swept Cash Statement referred to in clause (ii), and the statement of estimated Transaction Costs referred to in clause (iii) collectively, the "Estimated Statements").

(b)
Estimated Total Assets, Estimated Balance Sheet Liabilities, Estimated Bonus Amount, Estimated Swept Cash and Estimated Transaction Costs. The Total Assets, Balance Sheet Liabilities, Bonus Amount, Swept Cash and Transaction Costs set out in the Estimated Statements shall be referred to as the "Estimated Total Assets", the "Estimated Balance Sheet Liabilities", the "Estimated Bonus Amount", the "Estimated Swept Cash" and the "Estimated Transaction Costs", respectively.

2.4	Payment of Purchase Price at Closing.

At Closing, Purchaser shall pay the amount equal to: (a) the Estimated Total Assets; (b) plus $101,830,000; (c) minus the Estimated Balance Sheet Liabilities; (d) minus the Estimated

Swept Cash; (e) minus the Estimated Transaction Costs, provided that (i) if such amount is greater than $340,000,000 at Closing, Purchaser shall pay $340,000,000, and (ii) if such amount is less than $318,000,000 at Closing, Purchaser shall pay $318,000,000 (the amount determined after applying the restrictions in (i) and (ii), the "Closing Payment"). The Closing Payment will be made by Purchaser to Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser before the Closing Date.

2.5	Determination of Final Adjustments

(a)
Delivery of Draft Statements. Within 60 days following the Closing Date, Purchaser shall cause to be prepared by Corporation and audited by Deloitte LLP, and deliver to Seller (i) an Adjustment Balance Sheet setting out the determination of Total Assets, Balance Sheet Liabilities and Bonus Amount, in each case as at the Adjustment Time and in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, together with consolidated financial statements of Corporation as at the Adjustment Time, (ii) the Swept Cash Statement setting out the determination of Swept Cash as at the Closing Date, reflecting the completion of the Seller Pre-Closing Reorganization, and in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, and (iii) the Transaction Costs (the Adjustment Balance Sheet referred to in clause (i), the Swept Cash Statement referred to in clause (ii), and (iii) the statement of estimated Transaction Costs referred to in clause (iii) collectively, the "Draft Statements").

(b)
Cooperation. Upon reasonable request, (i) Seller shall cooperate fully with Purchaser to the extent required to prepare the Draft Statements, and (ii) at any time after the delivery of the Draft Statements, Purchaser shall provide to Seller access to all work papers of Purchaser and the Acquired Companies and their respective accounting and financial books and records relating to the Acquired Companies and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Statements.

(c)
Objection Period. Within 60 days following delivery of the Draft Statements, Seller shall notify Purchaser in writing if Seller has any objections to the Draft Statements (the "Notice of Objection"). The Notice of Objection must state in reasonable detail the basis of each objection and the approximate amounts in dispute. Seller will be deemed to have accepted the Draft Statements if Seller does not notify Purchaser of any objection within such period of 60 days.

(d)
Settlement of Dispute. If Seller sends a Notice of Objection in accordance with Section 2.5(c), then Purchaser and Seller shall work expeditiously and in good faith in an attempt to resolve such dispute within a further period of 10 days after the date of the Notice of Objection, failing which the dispute may be submitted by Seller or Purchaser for final determination to KPMG LLP, or if KPMG LLP is unwilling or unable to act, Ernst & Young LLP (in any such case, the "Third Party Auditor"). Purchaser and Seller shall use commercially reasonable efforts to cause the Third Party Auditor to complete their work within 60 days of their engagement. While the Third Party Auditor are performing their engagement, the Parties shall not communicate with the Third Party Auditor on the subject matter of their work, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other Party. The Third Party Auditor shall allow Purchaser and Seller to present their respective positions regarding the Draft Statements, and each of Purchaser and Seller will have the right to present additional documents, materials and other information, and make an oral presentation to the Third Party Auditor regarding the dispute. The Third Party Auditor shall consider such additional documents, materials and other information and such oral presentations. Any such other documents, materials or other information must be copied to Purchaser and Seller and each of Purchaser and Seller will be entitled to attend any such oral presentation, and to reply thereto. The determination of the Third Party Auditor will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. The Third Party Auditor will be acting as experts and not as arbitrators.

(e)
Final Determination. Promptly following the 60-day period referred to in Section 2.5(c) during which no Notice of Objection was given or following the settlement of any dispute in accordance with Section 2.5(d), as the case may be, Purchaser shall deliver to Seller (i) an Adjustment Balance Sheet setting forth the final determination of the Total Assets (the "Final Total Assets"), Balance Sheet Liabilities (the "Final Balance Sheet Liabilities") and Bonus Amount (the "Final Bonus Amount"), (ii) a Swept Cash Statement setting forth the final determination of the Swept Cash (the "Final Swept Cash"), and (iii) a statement setting forth the final determination of the Transaction Costs (the "Final Transaction Costs"), which final determination shall be final and binding upon the Parties and will not be subject to appeal, absent manifest error.

(f)	Final Adjustment Amount.

(i)
If (A) the Final Total Assets plus $101,830,000 minus the Final Balance Sheet Liabilities, minus the Final Swept Cash, minus the Final Transaction Costs is equal to (B) the Closing Payment then no payments are required pursuant to this Section 2.5(f) in respect of these amounts.

(ii)
If (A) the Final Total Assets, plus $101,830,000 minus the Final Balance Sheet Liabilities, minus the Final Swept Cash, minus the Final Transaction Costs is greater than (B) the Closing Payment, then Purchaser will owe an amount equal to such shortfall to Seller. Within five Business Days of the determination of the Final Total Assets, Final Balance Sheet Liabilities, Final Swept Cash and Final Transaction Costs as set forth in Section 2.5(e), Purchaser shall pay such shortfall amount to Seller by wire transfer of immediately available funds to an account designated in writing by Seller pursuant to this Section 2.5(f).

(iii)
If (A) the Final Total Assets plus $101,830,000 minus the Final Balance Sheet Liabilities, minus the Final Swept Cash, minus the Final Transaction Costs is less than (B) the Closing Payment, then Seller will owe an amount equal to such shortfall to Purchaser. Within five Business Days of the determination of the Final Total Assets, Final Balance Sheet Liabilities, Final Swept Cash and Final Transaction Costs as set forth in Section 2.5(e), Seller shall pay such shortfall amount to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser pursuant to this Section 2.5(f).

(g)
Fees and Expenses. Seller and Purchaser will each bear the fees and expenses of their respective auditors, accountants and other professional advisors in preparing, reviewing or settling, as the case may be, the Draft Statements. In the case of a dispute and the retention of Third Party Auditor to determine such dispute, the fees and expenses of the Third Party Auditor shall be shared equally by Seller and Purchaser. However, Seller and Purchaser shall each bear their own fees and expenses in presenting their respective cases to the Third Party Auditor.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTOR

3.1	Representations and Warranties as to Seller and Guarantor.

Each of Seller and Guarantor represents and warrants, as to itself, to Purchaser, as of the date hereof and as of the Closing Date, as follows and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)
Formation and Power. If it is a corporation, then it is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents. If it is a limited partnership, then it is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has the requisite power and authority to enter into and perform its obligations under this Agreement.

(b)
No Conflict. Except as disclosed in Schedule 3.1(b) of the Seller Disclosure Letter and subject to Competition Act Approval, the execution, delivery and performance by it of this Agreement, the other Transaction Documents and the completion of the transactions contemplated herein:

(i)	if it is a corporation, have been duly authorized by all necessary corporate action on its part;

(ii)	if it is a limited partnership, have been duly authorized by all necessary action on the part of its partners;

(iii)	do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, require Consent, notice or action under, or conflict with, or allow any other Person to exercise any rights, or any change of its rights under and obligations under, any terms or provisions of (A) its Governing Documents, or (B) any Contract to which it is a party;

(iv)	do not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in the violation of any applicable Law; and

(v)	results in the creation, acceleration or imposition of any Lien on any property or assets of Seller or Guarantor.

(c)
Required Authorizations. Except for Competition Act Approval, no filing with, notice to or Authorization of, any Governmental Entity is required by it as a condition to entering into this Agreement or the other Transaction Documents, or to the lawful completion of the transactions contemplated by this Agreement and the other Transaction Documents.

(d)
Execution and Binding Obligation. Each of the Transaction Documents has been duly executed and delivered by it, and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(e)
Title to Purchased Shares. Seller is the registered and beneficial owner of the Purchased Shares with good and valid title thereto, free and clear of all Liens. At Closing, Seller shall transfer to Purchaser good and valid title to the Purchased Shares owned by it, free and clear of all Liens.

(f)
No Other Agreement to Purchase. Except for Purchaser's rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase of any of the Purchased Shares.

(g)	Residence. It is not a non-resident of Canada within the meaning of the Tax Act.

(h)
No Brokers. No broker, finder or investment banker or other person is directly or indirectly entitled to receive from it any brokerage, finder's or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement.

(i)
Litigation. There are no actions, proceedings, suits or investigations, pending or threatened against or involving it or any of its Affiliates in each case that, individually or in the aggregate, would prevent, impair or delay the ability of

Seller or Guarantor to consummate the transactions contemplated by this Agreement or any other Transaction Document or otherwise to perform their respective obligations hereunder.

3.2	Representations and Warranties as to the Acquired Companies.

Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement, provided however that if a representation and warranty speaks only to a specific date, it need only have been true and correct as at that date:

(a)
Formation and Qualification. Each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has the full power and authority to own, operate and lease its assets and conduct its business as now being conducted by it. Schedule 3.2(a) of the Seller Disclosure Letter sets forth each jurisdiction in which the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures are licensed or qualified to do business and each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture is in good standing and registered, licensed or qualified to carry on its business in each jurisdiction in which the business as now being conducted by it makes such registration, licensing or qualification necessary.

(b)
No Conflict. Except for the Consents listed in Schedule 3.2(d) of the Seller Disclosure Letter, the execution, delivery and performance by it of this Agreement and completion of the transactions contemplated herein:

(i)	have been duly authorized by all necessary action on the part of (A) each Acquired Company and Managed Joint Venture and, (B) to the knowledge of Seller, each Other Non-Controlled Joint Venture;

(ii)
do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, require Consent, notice or action under, or conflict with, or allow any other Person to exercise any rights, or any change of its rights and obligations under, any terms or provisions of (A) (x) any Acquired Company's or Managed Joint Venture's Governing Documents or (y) any Material Contract to which any Acquired Company or Managed Joint Venture is a party, and (B) to the knowledge of Seller, any Other Non-Controlled Joint Venture's Governing Documents or any Material Contract to which any Other Non-Controlled Joint Venture is a party;

(iii)	do not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in the violation of any applicable Law; and

(iv)
results in the creation, acceleration or imposition of any Lien on any property or assets of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, the Other Non-Controlled Joint Ventures.

(c)
Required Authorizations. Except for Competition Act Approval, no filing with, notice to or Authorization of, any Governmental Entity is required of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, the Other Non-Controlled Joint Ventures, as a condition to the entering into of this Agreement or the other Transaction Documents, or to the lawful completion of the transactions contemplated by this Agreement or the other Transaction Documents.

(d)
Required Consents. Except as disclosed in Schedule 3.2(d) of the Seller Disclosure Letter, there is no requirement to obtain any Consent of a party to the completion of the transactions contemplated by this Agreement either (i) under any Material Contract, or (ii) under any other Contract of any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture where, in the case of (ii), the failure to obtain the consent, approval or waiver would be material to or would have a material adverse impact on the business of the Acquired Companies, Managed Joint Ventures and Other Non-Controlled Joint Ventures or the direct or indirect interests of the Corporation in any Joint Venture.

(e)	Capitalization of Acquired Companies.

(i)
Subject to the Seller Pre-Closing Reorganization, the authorized and issued capital of each Acquired Company and the owner of such issued capital is as set out in Schedule 3.2(e) of the Seller Disclosure Letter.

(ii)
Subject to the Seller Pre-Closing Reorganization, the authorized and issued capital of each Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture owned by Corporation or any Acquired Company and the owner of such issued capital is as set out in Schedule 3.2(e) of the Seller Disclosure Letter.

(iii)	The Purchased Shares constitute all of the issued and outstanding shares in the capital of Corporation.

(iv)	The Subsidiaries' Interests constitute all of the issued and outstanding shares, equity or other interests held directly or indirectly by the Corporation in the capital of the Subsidiaries.

(v)
All of the Purchased Shares, Subsidiaries' Interests, Managed JVs' Interests and, to the knowledge of Seller, the Other Non-Controlled JVs' Interests have been duly authorized and validly issued as fully paid and non-assessable and are free of all preemptive rights. All of the Purchased Shares, Subsidiaries' Interests, Managed JVs' Interests and, to the knowledge of Seller, Other Non-Controlled JV's Interests have been issued by Corporation, the Subsidiaries, the Managed Joint Ventures or the Other Non-Controlled Joint Ventures, as the case may be, in compliance with all applicable Laws and none of the Purchased Shares, Subsidiaries' Interests, Managed JVs' Interests or, to the knowledge of Seller, Non-Controlled JVs' Interests were issued in violation of any Contract to which Seller, the Acquired Companies or Non-Controlled Joint Ventures are a party. Except for Purchaser's rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase of any of the Purchased Shares, Subsidiaries Interests, Managed Joint Ventures Interests, or, to the knowledge of Seller, Other Non-Controlled JVs' Interests.

(vi)
Except as set out in Schedule 3.2(e) of the Seller Disclosure Letter, there are no outstanding options warrants, rights, securities, debentures, loans or notes held by any Person convertible or exchangeable for any shares, equity or other interest of any Acquired Company, Managed Joint Venture, or, to the knowledge of Seller, Other Non-Controlled Joint Venture.

(f)
Subsidiaries and Other Interests. Except for the Subsidiaries, Managed Joint Ventures and other Non-Controlled Joint Ventures, Corporation does not, directly or indirectly, own or hold any security, equity or other interest in any Person.

(g)
Title to the Subsidiaries' Interests and Non-Controlled JVs' Interests. Corporation and the Subsidiaries, as set out in Schedule 3.2(g) of the Seller Disclosure Letter, are the registered and beneficial owners of the Subsidiaries' Interests and Non-Controlled JVs' Interests with good title thereto, free and clear of all Liens.

(h)	Joint Ventures.

(i)
Schedule 3.2(h) of the Seller Disclosure Letter sets out (A) a complete list of all partnership, joint venture, co-ownership or other similar Contracts; (B) the name of each Joint Venture; (C) to the extent not already disclosed in Schedule 3.2(g) of the Seller Disclosure Letter, a description of the interest in each such Joint Venture held by an Acquired Company or another Joint Venture; (D) whether such Joint Venture is a Controlled Joint Venture or a Non-Controlled Joint Venture (and if so, whether such Non-Controlled Joint Venture is a Managed Joint Venture or an Other Non-Controlled Joint Venture); (E) to the extent not already disclosed in Schedule 3.2(g) of the Seller Disclosure Letter, whether such interest is held with good title thereto, free and clear of all Liens, other than Permitted Liens; (F) to the extent not already disclosed in Schedule 3.2(g) of the Seller Disclosure Letter, the name of each owner of any interest in each Joint Venture and its percentage interest; and

(G) each partnership, joint venture or other similar Contract (each, a "Joint Venture Agreement") relating to the formation, creation, operation, management or control of such Joint Venture. A true, complete and accurate copy of each Joint Venture Agreement, including each amendment, has been made available to Purchaser and, save and except as set out in Schedule 3.2(h) of the Seller Disclosure Letter and subject to the receipt of the Consents listed in Schedule 3.2(d) of the Seller Disclosure Letter, each Joint Venture Agreement is in full force and effect, unamended and in good standing and there are no outstanding disputes between Corporation or any Subsidiary with any other party to any Joint Venture Agreement. Save and except for the Joint Venture Agreements and Joint Ventures set out in Schedule 3.2(h) of the Seller Disclosure Letter, none of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, the Other Non-Controlled Joint Ventures, is a party to or has any interest in any partnership, joint venture, co-ownership or other similar Contract and there are no other Joint Ventures.

(ii)
Each Controlled Joint Venture, Managed Joint Venture and, to the knowledge of Seller, each Other Non-Controlled Joint Venture (A) is an entity formed and existing under the Laws of its jurisdiction of formation and has the requisite power and authority to own and operate its assets and conduct its business as now being conducted by it, and (B) is registered, licensed or qualified to carry on its business in each jurisdiction in which the business as now being conducted by it makes such registration, licensing or qualification necessary, except for any failure to be so registered or qualified which would not reasonably be expected to be material to the business of the applicable Joint Venture.

(iii)
With respect to each Controlled Joint Venture, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture, and in each case other than as may be contained in the respective Joint Venture Agreements, there are no outstanding:

(A)
options, warrants, rights, securities, debentures, loans or notes held by any Person convertible or exchangeable for any shares, equity or other interest of or in such Joint Venture which were issued or granted by the Joint Venture or any Acquired Company or to the knowledge of Seller, by any other Person;

(B)	obligations of any Acquired Company to purchase, subscribe for, repurchase, redeem or otherwise acquire any shares, equity or other interests in any such Joint Venture;

(C)	stock appreciation, phantom stock, profit participation or similar rights with respect to any such Joint Venture; or

(D)
voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares, equity or other interests in any such Joint Venture that are binding on any Joint Venture or any Acquired Company or, to Seller's knowledge, on any other Person.

(i)
No Other Agreement to Purchase. Except for Purchaser's rights under this Agreement and Seller's rights under the steps necessary to complete the Seller Pre-Closing Reorganization, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase, subscription, allotment or issuance of unissued shares, equity or other interests in any Acquired Company, Managed Joint Venture or, to Seller's knowledge, Other Non-Controlled Joint Venture, or (ii) the purchase or acquisition of any assets of any Acquired Company, Managed Joint Venture or, to Seller's knowledge, Other Non-Controlled Joint Venture, other than (i) in connection with the sale of houses, lots or condominium units in the Ordinary Course of the Acquired Companies and Non-Controlled Joint Ventures, and (ii) as set forth on Schedule 3.2(i) of the Seller Disclosure Letter.

(j)	Financial Statements.

(i)
The Financial Statements and Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with the preceding period and each presents fairly, in all material respects: (i) the financial position of Corporation as at the respective dates of the relevant statements, and (ii) the results of the operations and the cash flows of Corporation for the periods covered by the Financial Statements. Complete and accurate copies of the Financial Statements and Interim Financial Statements have been made available to Purchaser.

(ii)
The Non-Controlled JV Financial Statements and Non-Controlled JV Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with the preceding period and present fairly in all material respects: (i) the financial position of the corresponding Non-Controlled Joint Venture as at the respective dates of the relevant statements, and (ii) the results of the operations and the cash flows of the corresponding Non-Controlled Joint Venture for the periods covered by the Non-Controlled JV Financial Statements. Complete and accurate copies of the Non-Controlled JV Financial Statements and Non-Controlled JV Interim Financial Statements have been made available to Purchaser.

(k)
Conduct of Business. Except as disclosed in Schedule 3.2(k) of the Seller Disclosure Letter and under the steps necessary to complete the Seller Pre-Closing Reorganization, since the Interim Balance Sheet Date, each Acquired Company, Managed Joint Venture and, to the knowledge of Seller and only as of the date hereof, Other Non-Controlled Joint Venture, is and has been carrying out its business in the Ordinary Course and has not:

(i)	modified its Governing Documents;

(ii)	split, combined or reclassified any of its shares, equity or other interests, or issued, granted, redeemed, retired, repurchased or otherwise acquired any of its shares, equity or other interests;

(iii)
granted any options, warrants, or rights with respect to its shares, equity and other interests, or declared or paid any dividend, or made any other distributions, with respect to its shares, equity or other interests;

(iv)	made any change in its accounting principles and practices which is not required by GAAP;

(v)
settled any litigation, other than litigation which is not, individually or in the aggregate, material to the business of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures;

(vi)
sold, leased, transferred or assigned, in one or more transactions, any assets, real property, or any other interest in real property, tangible or intangible, which would have a fair market value in excess of $1,000,000, other than sales of houses, lots and condominium units in the Ordinary Course;

(vii)	purchased any real property or any interest in any real property or entered into any lease of any real property as tenant or lessee which would have a fair market value in excess of $1,000,000;

(viii)
terminated or surrendered, or accepted any termination or surrender of, any leases of any real property, which would be material to the business of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures;

(ix)	adopted, amended, modified or terminated any Joint Venture Agreement;

(x)
incurred or assumed any indebtedness in an aggregate amount in excess of $500,000, other than to trade creditors in the Ordinary Course or under any bonds, letters of credit or instruments serving a similar function incurred or assumed in the Ordinary Course or made any loan to, or any other investment in, any other Person, in each case other than between and among the Acquired Companies, Managed Joint Ventures and/or other Non-Controlled Joint Ventures;

(xi)	guaranteed any indebtedness;

(xii)	adopted, amended, modified or terminated any Benefit Plan for the benefit of (A) its officers or directors, or (B) any of its other employees;

(xiii)	increased any salary, wages, bonus, commissions, stock or equity incentives, benefits under any Benefit Plan, or other compensation of any employee, other than in the Ordinary Course;

(xiv)	hired or terminated any officer or other senior employee or received notice of resignation from any director, officer or senior employee;

(xv)	incurred any Material Adverse Effect; or

(xvi)	entered into any Contract to do any of the foregoing, as applicable.

(l)
No Undisclosed Liabilities. Except as disclosed in Schedule 3.2(l) of the Seller Disclosure Letter, as of the date hereof, the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures have no liabilities except for (i) liabilities reflected or reserved against in the Interim Financial Statements or the Non-Controlled JV Interim Financial Statements, as the case may be or (ii) current liabilities incurred in the Ordinary Course since the Interim Balance Sheet Date or the Non-Controlled JV Interim Balance Sheet Date, as the case may be, (iii) non-monetary obligations under the Contracts made by or to which any Acquired Company or Non-Controlled Joint Venture is a party or by which any Acquired Company or Non-Controlled Joint Venture is bound. As of the Closing Date, the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, other Non-Controlled Joint Ventures will have no liabilities except for (i) liabilities reflected or reserved against in the Estimated Statements or the Non-Controlled JV Interim Financial Statements, as the case may be, (ii) current liabilities incurred in the Ordinary Course since the Adjustment Date or the Non-Controlled JV Interim Balance Sheet Date, as the case may be, or (ii) non-monetary obligations under the Contracts made by or to which any Acquired Company or Non-Controlled Joint Venture is a party or by which any Acquired Company or Non-Controlled Joint Venture is bound.

(m)
No Outstanding Payments. None of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, other Non-Controlled Joint Ventures, have any outstanding obligation or liability to pay any earnout, deferred purchase price or other post-closing payment or consideration to a vendor of any Owned Property other than (i) customary post-closing purchase price adjustments, (ii) earnout, deferred purchase price or other post-closing payment or consideration relating to any Owned Property acquired in the Ordinary Course, and (iii) other than as disclosed in Schedule 3.2(m) of the Seller Disclosure Letter.

(n)	Material Contracts.

(i)
Schedule 3.2(n)(i) of the Seller Disclosure Letter sets out a complete list of the following Contracts of any Acquired Company or Managed Joint Venture or by which any Acquired Company or Managed Joint Venture is bound or its assets or properties may be subject, and, to the knowledge of Seller, of any other Non-Controlled Joint Venture or by which such other Non-Controlled Joint Venture is bound or its assets or properties may be subject, as of the date hereof (such Contracts, the "Material Contracts"):

(A)
any lease (whether of real or personal property) involving more than $100,000 of annual rentals and that cannot be terminated on no more than 60 days' notice without payment by an Acquired Company, Managed Joint Venture or other Non-Controlled Joint Venture of any material penalty;

(B)
any Contract for the purchase or sale of or granting or acquisition of a right or option to purchase real property, or any interest in real property with a purchase price in excess of $500,000, other than for the sale of houses, lots or condominium units in the Ordinary Course;

(C)
any Contract for the purchase or sale of materials, supplies, goods, services, equipment or other assets or, other than the Joint Venture Agreements, for, or requiring the construction or development of buildings or other improvements or infrastructure, in each case providing for either (x) annual payments by any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture of $1,000,000 or more, or (y) aggregate payments by any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture of $10,000,000 or more, and that cannot be terminated on no more than 60 days' notice without payment by an Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture of any material penalty;

(D)
any distribution, sales or other similar Contract providing for the sale by any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Acquired Companies, Managed Joint Ventures or Other Non-Controlled Joint Ventures of $1,000,000 or more other than, in each case, sale contracts with home buyers and commercial condominium buyers;

(E)	any partnership, joint venture, co-ownership or other similar Contract, including, but not limited to, the Joint Venture Agreements;

(F)
any Contract relating to the incurrence or assumption of any indebtedness in an aggregate amount in excess of $500,000, other than any bonds, letters of credit, or instruments serving a similar function incurred or assumed in the Ordinary Course;

(G)	any Contract relating to the guarantee of any indebtedness;

(H)
any Contract relating to liabilities, or the deferred purchase price of real or personal property or other assets (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an outstanding aggregate amount not exceeding $1,000,000 or entered into in the Ordinary Course;

(I)
any Contract that (x) limits the freedom of any Acquired Company, Managed Joint Venture or other Non-Controlled Joint Venture to compete in any line of business or with any Person or in any geographic area or to solicit, hire, retain or attempt to solicit, hire or retain any employee of any Person, or (y) provides for "most favored nations" terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic area;

(J)	any Contract that is not on an arms' length basis and that is not expected to be terminated prior to Closing;

(K)
any Contract with Seller, Guarantor or any of their respective Affiliates, or any employee, director, partner or officer of any of the foregoing, including, but not limited to, loans, arrangements of indebtedness or involving other liabilities or similar arrangements; and

(L)
any other Contract in respect of any of the Acquired Companies or Non-Controlled Joint Ventures that could reasonably be expected to give rise to or result in the incurrence of a liability  in excess of $3,000,000 or that has a fair market value in excess of $3,000,000.

(ii)
No Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture or other party thereto, is in breach or violation of, or default under any Material Contract and no circumstance or condition exists, that (with or without the giving of notice, the lapse of time, or both, or the happening of any other event or condition) will, or would reasonably be expected to, (A) result in a violation or breach or a change in prevailing terms of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or limit Seller's, or any Acquired Company's, Managed Joint Venture's or Other Non-Controlled Joint Venture's rights thereunder, or (D) give any Person the right to modify or terminate any Material Contract. No Acquired Company, Managed Joint Venture, and to the knowledge of Seller, no Other Non-Controlled Joint Venture, has received or given any notice of default under any Material Contract which remains uncured.

(iii)
Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company or Managed Joint Venture party thereto and, to the knowledge of Seller, of Other Non-Controlled Joint Ventures and the other parties thereto, enforceable against such Acquired Company or Managed Joint Venture, and, to the knowledge of Seller, Other Non-Controlled Joint Ventures and the other parties thereto in accordance with their terms, subject only to any limitation on enforcement under applicable Laws relating to (A) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights; and (B) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(iv)
Complete and accurate copies of all of the Material Contracts and Specified Contract have been made available to Purchaser, and all redactions of information from such copy of the Specified Contract were redactions of information relating to Seller and its Affiliates (other than the Acquired Companies) that do not affect the Corporation's rights, remedies or obligations thereunder.

(o)
Litigation. Except as disclosed in Schedule 3.2(o) of the Seller Disclosure Letter, there are no actions, proceedings, suits or investigations pending or, to the knowledge of Seller, threatened against or involving any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, other Non-Controlled Joint Venture, before any Governmental Entity which, would reasonably be expected to be material to the business of the Acquired Companies, Managed Joint Ventures or, to the knowledge of the Seller, Other Non-Controlled Joint Ventures. As of the date hereof, no Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture, is subject to a judgment, order or decree. Schedule 3.2(o) of the Seller Disclosure Letter contains a complete and materially accurate description of the plaintiff, the defendant and the nature and background for each claim listed therein.

(p)	Compliance with Laws. Each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture has carried and is carrying on its business in compliance in all material respects with all applicable Laws in each jurisdiction in which it carries on business.

(q)
Title to Assets. Except as disclosed in Schedule 3.2(q) of the Seller Disclosure Letter, each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture, owns all of the properties and assets that it purports to own, with good and valid title thereto (or good and marketable title in the case of the Owned Properties), free and clear of any Liens, other than Permitted Liens.

(r)
Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Subject to the IP Agreement and the Transition Services Agreement and except for the Swept Cash and the IP Agreement, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Acquired Companies or Managed Joint Ventures and, to the knowledge of Seller, by Other Non-Controlled Joint Ventures, together with all other properties and assets of the Acquired Companies, Managed Joint Ventures, and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, are sufficient for the continued conduct of the business of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures after the Closing in the Ordinary Course and in substantially the same manner as conducted prior to the Closing.

(s)	Owned Property.

(i)	Agreements:

(A)
Except as set forth in Schedule 3.2(s) of the Seller Disclosure Letter, none of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures, is the owner or lessee of, or subject to any agreement or option to purchase, own or lease, any real property or any interest in any real property, other than the Properties.

(B)
Except as set forth in Schedule 3.2(s) of the Seller Disclosure Letter and other than agreements for the sale of houses, lots and condominium units in the Ordinary Course, there are no unexpired option agreements or rights of first refusal with respect to the purchase of any of the Owned Properties or any portion thereof or any other unexpired rights in favour of any Person other than the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures to purchase or otherwise acquire any of the Owned Properties or any portion thereof or to enter into any contract for sale or letter of intent to sell any of the Owned Properties or any portion thereof or interest therein.

(ii)
Title: The Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures set forth in Schedule 3.2(s) of the Seller Disclosure Letter, have good and marketable title in fee simple to the Owned Properties, as set forth beside their respective names, free and clear of all Liens, other than Permitted Liens.

(iii)
Expropriation: None of the Owned Properties, or to the knowledge of Seller, the Leased Properties, is subject to any decree of or order by a Governmental Entity to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Seller, has any such condemnation, expropriation or taking been proposed.

(iv)	Encroachment: To the knowledge of Seller, the buildings and structures on the Owned Properties do not encroach on any property owned by any other Person.

(v)	Use and Zoning:

(A)
Except as set forth in Schedule 3.2(s) of the Seller Disclosure Letter, to the knowledge of Seller, the Owned Properties and all buildings and structures on them and the business of the Acquired Companies, Managed Joint Ventures and Other Non-Controlled Joint Ventures, thereon and therein as presently conducted do not violate in any material respect, and the use thereof in the manner in which the Owned Properties are currently used is not materially adversely affected by, any zoning or building laws, codes, ordinances, regulations, covenants or official plans enacted or administered by any Governmental Entity (individually and collectively, "Planning Regulations"). None of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures, have received any notice alleging any such violation.

(B)
To the knowledge of Seller, the Owned Properties which are intended to be used for residential development are, or are expected to be by the time of such development, suitable in all material respects under current Planning Regulations, or under amendments to, or relief from, Planning Regulations of a type that would reasonably be expected to be approved upon application, for developing and constructing residential projects or other developments, in the manner in which the Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture, as applicable, anticipates building thereon.

(vi)
Access: To the knowledge of Seller, each of the Owned Properties has legal ingress to and egress from adjacent public streets, or would reasonably be expected to have such ingress and egress upon completion of the development and construction of the residential projects or other developments contemplated, in each case adequate for the development, use or occupancy of such Owned Property.

(vii)
Other Impediments to Residential Project Sales: To the knowledge of Seller, as of the date hereof, there is no material impediment (including any impediments relating to land or soil conditions or the protection of endangered species or in respect to access to utilities, water and other similar services) to the development of, or to the approval for the development of, any residential project located or to be located on any of the Owned Properties at which the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures are currently selling residential units, in the manner in which the applicable Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture anticipates building thereon.

(viii)
Obligations to Municipalities and Utility Companies: Schedule 3.2(s) contains a true and complete list, as of the date hereof, of all letters of credit, bonds and other security provided by any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture to any Governmental Entity in connection with the development projects of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures.

(ix)
Realty Taxes: Except as set forth in Schedule 3.2(s) of the Seller Disclosure Letter, all realty taxes, rates, levies and assessments in respect of the Owned Properties to date have been paid in full or will be paid in full on or prior to Closing.

(x)
New Home Warranty Program: Each of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, the Other Non-Controlled Joint Ventures, as of the date of completion or sale of any residential unit constructed by any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture and as of the date hereof, is, to the extent required under the Ontario New Home Warranties Plan Act (Ontario) (the "ONHWPA"), registered under and has all authorizations, approvals, Consents, permits and licenses required thereunder.

(xi)
Improvements: All improvements to and construction of residential projects undertaken by the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, in the last seven years and all unassumed municipal infrastructure and improvements in connection therewith constructed in the last seven years by the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, have complied in all material respects with the requirements of all applicable Governmental Entities, except to the extent that reserves have been established in the Financial Statements or the Estimated Statement for such matters.

(t)
Leased Property. As of the date hereof, none of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures, is a party to, or under any agreement to become a party to, any lease with respect to real property other than the Leases, true, accurate and complete copies of which have been made available to Purchaser. Each of the Leased Properties is adequate and suitable for the purposes for which it is presently being used. Each of the Leases is valid, binding and enforceable and, (i) the lessee under each Lease enjoys peaceful and undisturbed possession of the Leased Property, (ii) all rents and additional rents that are due by the lessee under each Lease, have been paid, (iii) no waiver, indulgence or postponement of the lessee's obligations has been granted by the lessors, and (iv) the lessee under each Lease is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, except for such breaches or defaults which would not reasonably be expected to be material to the business of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures.

(u)	Environmental Matters.

(i)	Except as to matters that are set forth in Schedule 3.2(u)(i) of the Seller Disclosure Letter:

(A)
each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture, is and has been conducting its business, including in respect of any real properties owned or leased by such Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture, in compliance with all Environmental Laws in each jurisdiction in which it carries on business;

(B)
there are no actions, proceedings, suits or investigations under or related to Environmental Laws pending or, to the knowledge of Seller, threatened against or involving any Acquired Company, Managed Joint Venture, Property or, to the knowledge of Seller,

Other Non-Controlled Joint Venture, before or by any Governmental Entity;

(C)
there are no Hazardous Materials located in the ground or in groundwater under any of the Properties, except for Hazardous Materials in concentrations which would not exceed applicable cleanup or response standards and which could not reasonably be expected to result in any liability to any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture;

(D)
no Acquired Company, Managed Joint Venture or, to the knowledge of Seller, no Other Non-Controlled Joint Venture, has generated, manufactured, refined, treated, transported, stored, handled, released, disposed of, transferred, produced or processed any Hazardous Material at any of the Properties, except in compliance with applicable Environmental Laws and which could not reasonably be expected to result in any liability to any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture; and

(E)
none of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures, has been required by any Governmental Entity to (x) alter any of the Properties in a material way in order to be in compliance with Environmental Laws, (y) file any notice with any Governmental Entity relating to any potential or actual contamination of the Properties, or (z) perform or fund any environmental closure, decommissioning, rehabilitation, restoration, containment or post-remedial investigation or monitoring or other remediation or response action on, about or in connection with the Properties or otherwise.

(ii)
Complete and accurate copies of all material reports and documents relating to environmental matters affecting any of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures or any of the Properties which are in the possession or under the control of Seller, the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures have been made available to Purchaser.

(iii)
The Hazardous Substances located in the soil and groundwater at, or that have migrated from, the Specified Location, will not cost more than $900,000: (A) to remediate to the applicable standards set out in "Soil, Ground Water and Sediment Standards for Use Under Part XV.1 of the Environmental Protections Act" (dated April 15, 2011); and (B) to defend any Third Party Claims and respond to any governmental orders issued in respect of such Hazardous Substances. For the avoidance of doubt, this representation and warranty is not qualified by the Seller Disclosure Letter.

(v)	Intellectual Property.

(i)
Schedule 3.2(v) of the Seller Disclosure Letter contains an accurate listing as of the date hereof of any trademarks and trade names applications or registrations (the "Trademarks") owned, by the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, and any other material trademarks and tradenames (whether applied for, registered or unregistered) licensed to or used by the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, in the conduct of their business;

(ii)
The Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, are the exclusive owner of all right, title and interest in and to, or possesses the exclusive rights to use, the Trademarks, free and clear of al Liens other than Permitted Liens, and except as set out in Schedule 3.2(v) of the Seller Disclosure Letter, the Trademarks have not been assigned, licensed or otherwise conveyed to any third party;

(iii)
The Trademarks are in full force and effect and have not been used, not used, enforced or not enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability thereof;

(iv)
There are no patent, copyright or industrial design applications or registrations owned by or licensed to or used by the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, other Non-Controlled Joint Ventures as of the date hereof in the conduct of their business;

(v)
The Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, own, or have the right to use, all computer software and programs, other than such computer software and programs, the absence of which would not reasonably be expected to be material to the business of the Acquired Companies, Managed Joint Ventures or Other Non-Controlled Joint Ventures;

(vi)
There is no action, suit, proceeding or claim pending or, to the knowledge of Seller, threatened by others, against any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture challenging (as applicable) the validity, enforceability, ownership, registration or scope of any Trademarks or any Acquired Company's, Managed Joint Venture's or, to the knowledge of Seller, Other Non-Controlled Joint Venture's rights thereto, nor to the knowledge of Seller are there any facts or circumstances upon which such a challenge can reasonably be based;

(vii)
There is no action, suit, proceeding or claim pending or, to the knowledge of Seller, threatened by others, against any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture to the effect that such Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Non-Controlled Joint Venture infringes or misappropriates any Intellectual Property of any third party, nor to the knowledge of Seller are there any facts or circumstances upon which such an action, suit or proceeding can reasonably be based;

(viii)
To the knowledge of Seller, there is no infringement or misappropriation by third parties of any Intellectual Property owned or licensed by any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture;

(ix)
No Acquired Company or Managed Joint Venture and, to the knowledge of Seller, no Other Non-Controlled Joint Venture, is or has been infringing or misappropriating any Intellectual Property owned by third parties; and

(x)
Each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture either owns or has licenses for all the Intellectual Property used in the conduct of their business, and, other than as contemplated in Section 5.1 with respect to the Retained Trademarks, the transactions contemplated herein will not adversely affect any Acquired Company's, Managed Joint Venture's or Other Non-Controlled Joint Venture's entitlement to continue to use each such respective Intellectual Property after the Closing Date in the conduct of their business in the manner presently conducted.

(w)
Insurance. Schedule 3.2(w) of the Seller Disclosure Letter sets out a list as of the date hereof of all insurance policies which are maintained by the Acquired Companies and Non-Controlled Joint Ventures setting out, in respect of each policy, a description of the type of policy, the name of the insurer, the coverage allowance, the deductible, the expiration date, the annual premiums and any pending claims (the "Insurance Policies"). A complete and accurate copy of each Insurance Policy has been made available to Purchaser. No Acquired Company, Managed Joint Venture or, to the knowledge of Seller, any other Non-Controlled Joint Venture, has received any written notice of cancellation, premium increase or modification of any insurance policy, and has not, in the last five years, been refused any material coverage pursuant thereto. All premiums due under Insurance Policies and, to Seller's knowledge, under any insurance policies maintained by other Non-Controlled Joint Ventures, have either been paid or, if not yet due, accrued. The Insurance Policies maintained by the Acquired Companies and Managed Joint Ventures and, to Seller's knowledge, the insurance policies maintained by Other Non-Controlled Joint

Ventures are of the type and in the amounts customarily carried by Persons conducting a business similar to the Acquired Companies', the Managed Joint Ventures' and, to the knowledge of Seller, the Other Non-Controlled Joint Ventures' business and are sufficient for compliance in all material respects with all applicable Laws and Contracts to which any Acquired Company, Managed Joint Venture and, to Seller's knowledge, Other Non-Controlled Joint Venture is a party or by which it is bound. No Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture is in material default with respect to any of the provisions contained in such insurance policies, nor has any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture failed to give any notice or to present any material claim under any such policy in a timely fashion.

(x)
Authorizations. Each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, each Other Non-Controlled Joint Venture, holds all material Authorizations required to carry on its business as has been and is now carried on by such Acquired Company, Managed Joint Venture and Other Non-Controlled Joint Venture. Each such Authorization held by each such Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture is valid and in full force and effect and no Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture is in default under any such Authorization.

(y)	Employment and Labour Matters.

(i)
Except as disclosed in Schedule 3.2(y) of the Seller Disclosure Letter, (A) none of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures is a party to or bound by or subject to any Collective Agreement; (B) to the knowledge of Seller, there is no current or threatened attempt to organize, certify or establish any other labour union or employee association with respect to Employees of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures; (C) no labour union or employee association holds bargaining rights in respect of any employees of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures; (D) no union has applied to have any of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures declared a common or related employer under applicable labour Laws. True, correct and complete copies of all Collective Agreements which impose any obligations upon the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures have been provided to Purchaser.

(ii)
Except as disclosed in Schedule 3.2(y) of the Seller Disclosure Letter, (A) the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, other Non-Controlled Joint Ventures are and have been in compliance with all Laws respecting employment and employment practices, including terms and conditions of employment, pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such Laws and, to the knowledge of the Seller, there is no basis for such claim; (B) none of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures has engaged in, or received notice of any, pending or threatened unfair labour practice complaint; (C) no arbitration proceeding arising out of or under any collective bargaining agreement is pending or threatened against any of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures; and (D) no labour strike, slow down or stoppage is pending or threatened by any representative of any union or other representation of employees against or affecting the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures.

(iii)
Schedule 3.2(y) of the Seller Disclosure Letter contains a correct and complete list, as of the date hereof, of each employee of the Acquired Companies and Managed Joint Ventures (the "Employees"), whether actively at work or not, showing without names and employee numbers each Employee's compensation (including salary, wage rate, commission, bonus arrangement and other forms of compensation), benefits, positions, age, status (full-time or part-time), location of employment, cumulative length of service and whether the Employee is subject to a written employment agreement. Schedule 3.2(y) of the Seller Disclosure Letter contains each Employee's annual vacation entitlement in days, their accrued and unused vacation days as of November 30, 2014, any other annual paid time off entitlement in days and each Employee's accrued and unused days of such other paid time off as of November 30, 2014.

(iv)
All amounts due or accrued due to Employees of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Benefit Plans have either been paid or are accurately reflected in the Books and Records.

(v)
Schedule 3.2(y) of the Seller Disclosure Letter contains a correct and complete list, as of the date hereof, of each consultant and independent contractor engaged by the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures and their fees, commissions, length of engagement with the Acquired

Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures, location of services, and whether they are subject to a written contract. Each independent contractor who is disclosed in Schedule 3.2(y) of the Seller Disclosure Letter has been properly classified as an independent contractor and none of Seller or any of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures have received any notice from any Governmental Entity disputing such classification.

(vi)
Except as disclosed in Schedule 3.2(y) of the Seller Disclosure Letter, no Employee of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, has any agreement which provides for the acceleration of benefits or for payments upon termination or a change of control, other than such as results by Law from the employment of an employee without such an agreement.

(vii)
There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers' compensation legislation and the Acquired Companies, Managed Joint Ventures and, to knowledge of Seller, Other Non-Controlled Joint Ventures, have not been assessed or reassessed in any material respect under such legislation during the past four years and, to the knowledge of Seller, no audit of the Acquired Companies or Non-Controlled Joint Ventures is currently being performed pursuant to any applicable workers' compensation legislation. There are no claims or potential claims which may materially adversely affect the accident cost experience in respect of the Acquired Companies, Managed Joint Ventures or, to knowledge of Seller, Other Non-Controlled Joint Ventures.

(viii)
Seller has provided to Purchaser all inspection reports received by Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, in the three years prior to the date hereof and all orders under applicable occupational health and safety legislation ("OHSA"). There are no charges pending under OHSA and the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, have complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(ix)
The only cash bonuses to which Employees are currently entitled or to which Employees will at Closing be entitled, are included in the Final Bonus Amount reflected in the Final Balance Sheet Liabilities, and this representation and warranty applies whether or not the relevant cash bonuses are payable on the fulfilment of conditions that have not at the relevant time been satisfied and whether those cash bonuses become payable before or after Closing.

(z)	Benefit Plans. Except as disclosed in Schedule 3.2(z) of the Seller Disclosure Letter:

(i)
as of the date hereof, there are no pension, retirement, bonus, savings, profit sharing, incentive compensation, deferred compensation, stock option, purchase or appreciation, change of control, health, welfare, medical, dental, life insurance, disability, sick pay, severance pay, group insurance or other employee benefit plans, programs or arrangements maintained or contributed to by an Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture (each such plan, program or arrangement, other than a benefit plan established pursuant to statute, a "Benefit Plan");

(ii)
Schedule 3.2(z) of the Seller Disclosure Letter lists and describes all Benefit Plans and identifies which Benefit Plans are not sponsored or administered by the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures. Seller has furnished to Purchaser true, correct and complete copies of all the Benefit Plans as amended as of the date hereof (or if oral, summaries thereof), together with all related documentation including funding and investment management agreements, summary plan descriptions, the most recent actuarial reports, letters of credit, financial statements and asset statements, all material opinions and memoranda (whether externally or internally prepared) and all material correspondence with all Governmental Entities or other relevant Persons. No changes or events have occurred or are expected to occur which would affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to Purchaser pursuant to this Section 3.2(z).

(iii)
All Benefit Plans comply in all material respects with all applicable Laws and such Benefit Plans have been established, registered, funded, administered, communicated and invested in compliance with the applicable Laws and their terms. No fact or circumstance exists which could adversely affect the registered status of any such Benefit Plan. None of Seller, the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures, nor any of their agents or delegates, have breached any fiduciary obligation with respect to the administration or investment of any Benefit Plan.

(iv)	All benefits accrued under the Benefit Plans have been properly accrued in the Financial Statements in accordance with GAAP.

(v)
No event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Benefit Plans being ordered, or required to be, terminated or wound up in whole or in part, having its registration under applicable Laws refused or revoked, being placed under the administration of any trustee or receiver or

Governmental Entity or being required to pay any material Taxes, penalties, payments or levies under applicable Laws.

(vi)
The Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, have made all contributions and paid all premiums in respect of each Benefit Plan in a timely fashion in accordance with the terms of each Benefit Plan, the Collective Agreements, and all Laws. The Acquired Companies, the Managed Joint Ventures and, to the knowledge of Seller, the Other Non-Controlled Joint Ventures, have paid in full all contributions and premiums for the period up to the Closing Date even though not otherwise required to be paid until a later date or has made full and adequate disclosure of and provision for such contributions and premiums in the Books and Records.

(vii)
Each Benefit Plan that is a funded plan is fully funded on a going concern basis and on a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore.

(viii)
Other than in respect of routine claims for benefits, no Benefit Plan is subject to any pending action, investigation, examination, claim (including claims for income taxes, interest, penalties, fines or excise taxes) or any other proceeding initiated by any Person, and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(ix)
With respect to each Benefit Plan that is a registered pension plan: (A) all contribution holidays taken and surplus withdrawals made in respect of each Benefit Plan were taken or made in accordance with Laws; (B) conversions of any Benefit Plans that were defined benefit pension plans to defined contribution pension plans were undertaken and executed in accordance with Laws; (C) no Benefit Plan has received a transfer of assets from or been merged with another registered pension plan; (D) no Benefit Plan has been subject to a full or partial wind-up in respect of which surplus assets relating to the wind-up group have not been dealt with and no fact or circumstance exists which would entitle any Governmental Entity to declare a full or partial wind-up in respect of any Benefit Plan; (E) no assets have been applied other than to proper payments of benefits, refunds of over-contributions and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plan; (F) no conditions have been imposed by any Person and no undertakings or commitments have been given to any employee, union or any other Person concerning the use of assets relating to any Benefit Plan or any related funding medium; (G) no deferred vested member of such Benefit Plan has a contingent right to "grow-in benefits"; and (H) no amendment to "freeze" a Benefit Plan or a provision therein has been made other than in accordance with Laws and with the terms of such Benefit Plan.

(x)
No insurance policy or any other agreement affecting any Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. No Benefit Plan which provides group benefits contemplates the holding of reserves to provide for, without limitation, incurred but unreported claims.

(xi)
None of the Benefit Plans are a multi-employer pension plan, and none of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures, sponsor, administer or contribute to a multi-employer pension plan.

(xii)
None of the Benefit Plans (other than registered pension plans) provide for retiree benefits or for benefits to former employees or to the beneficiaries or dependents of former employees, other than in accordance with Laws.

(xiii)
All Employee data necessary to administer each Benefit Plan in accordance with its terms and conditions and all Laws is in the possession of Seller and such data is complete, correct, and in a form which is sufficient for the proper administration of each Benefit Plan.

(xiv)
Except as disclosed in Schedule 3.2(z) of the Seller Disclosure Letter, the execution and delivery of, and performance by Seller of, this Agreement and the consummation of the transactions contemplated by it will not: (A) accelerate the time of payment or vesting under any Benefit Plan; (B) result in an obligation to fund (through a trust or otherwise) any compensation or benefits under any Benefit Plan; (C) increase any amount payable under any Benefit Plan; or (D) result in the acceleration of any other material obligation pursuant to any Benefit Plan.

(xv)
Only Employees or former employees (or any spouses, dependents, survivors or beneficiaries of any such Employees or former employees) of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, participate in the Benefit Plans and except as disclosed in Schedule 3.2(z) of the Seller Disclosure Letter, no entity other than the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, the Other Non-Controlled Joint Ventures, is a participating employer under any Benefit Plan. Each Benefit Plan is sponsored by an Acquired Company or a Non-Controlled Joint Venture.

(aa)	Tax Matters. Except as disclosed in Schedule 3.2(aa) of the Seller Disclosure Letter:

(i)
The Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, other Non-Controlled Joint Ventures, have filed or caused to be filed with the appropriate Governmental Entity, in the manner and within the time prescribed by applicable Law, all Tax Returns which are required to be filed by or with respect to them. The information contained in such Tax Returns is correct and complete in all material respects;

(ii)
The Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, have timely paid all Taxes which are due and payable as required by applicable Law, and have paid all assessments and reassessments they have received in respect of Taxes. Each of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, each of the Other Non-Controlled Joint Ventures, has made adequate provision in the Books and Records and the Financial Statements for all Taxes which are not yet due and payable but which relate to periods ending on or before the date hereof. Since the Interim Balance Sheet Date, the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, have only incurred Tax liabilities in the Ordinary Course;

(iii)
There are no outstanding Contracts, waivers or objections extending the statutory limitations period or providing for an extension of time with respect to the assessment or reassessment of Taxes of any of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures;

(iv)
There are no material claims, actions, suits, audits, investigations or other proceedings pending or, to the knowledge of Seller, threatened against any of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures in respect of Taxes that have been raised in writing by a Governmental Entity. There are no matters under discussion, audit or appeal with any Governmental Entity with respect to any of the Acquired Companies, Managed Joint Ventures, or to the knowledge of Seller, the Other Non-Controlled Joint Ventures;

(v)
Each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture, has withheld from each payment made to other persons, including any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under appropriate Laws, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture has been retained in the appropriate accounts;

(vi)
Each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture, has collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, Other Non-Controlled Joint Ventures) the amount of all Taxes required to be collected and has paid and remitted such Taxes when due, in the form required under appropriate Laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by each Acquired Company, Managed Joint Venture and, to the knowledge of Seller, Other Non-Controlled Joint Venture, has been retained in the appropriate accounts;

(vii)
None of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, other Non-Controlled Joint Ventures, has claimed nor will claim any reserve under any provision of the Tax Act or any analogous provision of other applicable Tax Law which could result in any amount being included in the income of the Acquired Company, Managed Joint Venture, or Other Non-Controlled Joint Venture in any period ending after the Closing Date;

(viii)
No Governmental Entity of a jurisdiction in which any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture does not file Tax Returns has made any written claim that such entity is or may be subject to Tax by such jurisdiction. To the knowledge of Seller, there is no basis for a claim that any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture is subject to Tax in a jurisdiction in which it does not file Tax Returns;

(ix)
None of sections 78, 79 or 80 to 80.04 of the Tax Act, or any analogous provision of the Tax legislation of any province, have applied or will apply to any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture, at any time up to and including the Closing Date;

(x)
For all transactions between an Acquired Company or Managed Joint Venture and any non-resident Person with whom such Acquired Company or Managed Joint Venture was not dealing at arm's length during a taxation year commencing after 1998, each such Acquired Company or Managed Joint Venture has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act;

(xi)
To the knowledge of Seller, for all transactions between an Other Non-Controlled Joint Venture and any non-resident Person with whom such Other Non-Controlled Joint Venture was not dealing at arm's length during a taxation year commencing after 1998, each such Non-Controlled Joint Venture has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act;

(xii)
None of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, other Non-Controlled Joint Ventures, is bound by any Tax sharing, allocation or indemnification or similar agreement;

(xiii)	There are no Liens for Taxes upon any property or assets of any Acquired Company, Managed Joint Venture or, to the knowledge of Seller, Other Non-Controlled Joint Venture, except for Permitted Liens;

(xiv)
None of the Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, has acquired property from a non-arm's length person, within the meaning of the Tax Act, in circumstances which would subject it to liability under section 160 of the Tax Act; and

(xv)
The Acquired Companies, Managed Joint Ventures and, to the knowledge of Seller, Other Non-Controlled Joint Ventures, are, to the extent they are required to be, registered for purposes of any Taxes imposed under Part IX of the Excise Tax Act (Canada) and under any applicable analogous provincial Tax legislation.

(bb)
No Brokers. No broker, finder or investment banker or other person is directly or indirectly entitled to receive from any of the Acquired Companies, Managed Joint Ventures or, to the knowledge of Seller, other Non-Controlled Joint Ventures, any brokerage, finder's or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement.

(cc)
Books and Records. The accounting and financial Books and Records have been accurately maintained, in all material respects. All Books and Records will on the Closing Date be in the possession and control of the Acquired Companies and the Non-Controlled Joint Ventures, as applicable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

4.1	Representations and Warranties as to Purchaser and Parent.

Each of Purchaser and Parent represents and warrants, as to itself, to Seller as follows and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)
Formation and Power. It is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents.

(b)
No Conflict. Except as disclosed in Schedule 4.1(d) of the Purchaser Disclosure Letter, subject to Competition Act Approval, the execution, delivery and performance by it of this Agreement, the other Transaction Documents and the completion of the transactions completed herein:

(i)	have been duly authorized by all necessary corporate action on its part;

(ii)
do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, require consent, notice or action under, or conflict with, or allow any other Person to exercise any rights under, (A) any terms or provisions of its Governing Documents, or (B) any Contract to which it is a party; and

(iii)	do not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in the violation of any applicable Law.

(c)
Required Authorizations. Except for Competition Act Approval, no filing with, notice to or Authorization of, any Governmental Entity is required by it as a condition to entering into this Agreement or the other Transaction Documents, or to the lawful completion of the transactions contemplated by this Agreement and the other Transaction Documents.

(d)
Required Consents. Except as disclosed in Schedule 4.1(d) of the Purchaser Disclosure Letter, there is no requirement to obtain any consent, approval or waiver of a party under any agreement to which Purchaser or Parent is a party to the completion of the transactions contemplated by this Agreement.

(e)
Execution and Binding Obligation. This Agreement and the other Transaction Documents have been duly executed and delivered by it, and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(f)
Litigation. There are no actions, proceedings, suits or investigations, pending or, to the knowledge of Purchaser, threatened against or involving it that, individually or in the aggregate, would prevent, impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement or any other Transaction Document or otherwise to perform its obligations thereunder.

(g)	Investment Canada Act. Purchaser is Canadian controlled within the meaning of the Investment Canada Act.

(h)
No Brokers. No broker, finder or investment banker or other person engaged by it is directly or indirectly entitled to any brokerage, finder's or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement.

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

5.1	Conduct of Business Prior to Closing.

Except as expressly agreed to in this Agreement or resulting from the completion of the  Seller Pre-Closing Reorganization or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (so long as Seller provides, on a timely basis, Purchaser with all sufficient information and documents reasonably necessary in the view of Purchaser), Seller shall cause the Acquired Companies and Non-Controlled Joint Ventures, during the Interim Period, to conduct their respective businesses in the Ordinary Course and, without limiting the generality of the foregoing, Seller shall cause each Acquired Company and Non-Controlled Joint Venture (a) to maintain in effect all of its Authorizations, (b) to observe, perform and comply in all material respects with all of the obligations contained in the Material Contracts with respect to such Acquired Company or Non-Controlled Joint Venture, (c) to preserve intact its business organization and relationships with third parties (including contractual or otherwise with customers, suppliers, joint venture co-owners, counterparties, partners or employees), and (d) not to take any affirmative action or omit to take any action within its control, as a result of which action or omission any of the representations and warranties in Section 3.2(k) (Conduct of Business) would become untrue or which would, if it had been done after the date of the Interim Balance Sheet and before the date of this Agreement, have been required to be disclosed in Schedule 3.2(k) of the Seller Disclosure Letter.

Without limiting the generality of the foregoing, except as expressly agreed to in this Agreement or resulting from the completion of the Seller Pre-Closing Reorganization or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (so long as Seller provides, on a timely basis, Purchaser with all sufficient information and documents reasonably necessary in the reasonable view of Purchaser) during the Interim Period, Seller will not permit any Acquired Company to, and will cause the Non-Controlled Joint Ventures not to:

(a)	amend its Governing Documents;

(b)
split, combine or reclassify, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), with respect to, any shares of capital of any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture, or repurchase, redeem or otherwise acquire any outstanding shares of capital or other securities of any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture;

(c)	make, materially amend or become bound by any Contract which is or if entered into, would be a Material Contract;

(d)	amend any material term of any outstanding security of any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture;

(e)
issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares, securities, equity, real property or other interests in any Acquired Company, Managed Joint Venture or Other Non-Controlled Joint Venture, other than (i) the issuance of shares, securities, equity or other interests to another Acquired Company, whether by merger, consolidation or otherwise, and (ii) the sale of houses, lots and condominium units in the Ordinary Course;

(f)
in the case of the Acquired Companies and Managed Joint Ventures only, incur or assume any indebtedness, other than (i) pursuant to lines of credit existing on the date of this Agreement, (ii) pursuant to existing vendor take back mortgages or other similar deferred payment arrangements, (iii) amounts advanced by Seller or any of its Affiliates which will be repaid in full prior to Closing, and (iv) pursuant to any bonds, letters of credit, or instruments serving a similar function incurred or assumed in the Ordinary Course;

(g)	guarantee any indebtedness;

(h)	make, change or revoke any material, if it had been done before the date of this Agreement, Tax election;

(i)	file any amended Tax Return;

(j)	settle or compromise any material liability for Taxes or surrender any material claim for a refund of Taxes; or

(k)	make any material changes in financial or Tax accounting methods, principles, policies or practices.

Notwithstanding the foregoing, nothing in this Section 5.1 will prevent Seller from obtaining a Tail Policy pursuant to Section 5.14.

5.2	Seller Pre-Closing Reorganization.

(a)
Notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing Date, Seller may cause the Acquired Companies to take all steps necessary to effect and carry out the reorganization set forth in Schedule 5.2 of the Seller Disclosure Letter and the matters contemplated in the IP Agreement  (the "Seller Pre-Closing Reorganization"). Prior to effecting the Seller Pre-

Closing Reorganization, Seller shall give Purchaser and its Representatives (i) a detailed agenda containing a list of the steps and documents proposed to be undertaken to complete the Seller Pre-Closing Reorganization and provide Purchaser with a reasonable opportunity to review any steps that could reasonably adversely affect any of the Acquired Companies, the Non-Controlled Joint Ventures and Purchaser and Seller will reasonably revise any such step so that it will not adversely affect any of the Acquired Companies, the Non-Controlled Joint Ventures and Purchaser; and (ii) reasonable opportunity to review and comment on all documentation relating to the Seller Pre-Closing Reorganization and all such documentation shall be reasonably satisfactory to the Purchaser before the Seller Pre-Closing Reorganization is effected, incorporating such reasonable comments made by  Purchaser and its Representatives. Nothing herein shall in any way limit or adversely affect any right of Purchaser herein or at law or equity, including the right to indemnification for damages pursuant to Section 8.1(a)(iv).

(b)
Should it be determined that Corporation has made excessive eligible dividend designations, within the meaning of subsection 89(1) of the Tax Act, in respect of dividends paid or deemed to be paid by Corporation as part of the Seller Pre-Closing Reorganization (the "Excess Eligible Dividends"), (i) Corporation undertakes to make and file elections under subsection 185.1(2) of the Tax Act in the prescribed manner and within the time required by Law to deem any such Excess Eligible Dividends to be separate taxable dividends, and (ii) Corporation and Seller hereby concur to the making of such elections.

(c)
Should it be determined that Corporation has elected under subsection 83(2) of the Tax Act to treat dividends paid or deemed to be paid by Corporation as part of the Seller Pre-Closing Reorganization as capital dividends and that the full amount of any such dividends or deemed dividends exceeds the capital dividend account (within the meaning of subsection 89(1) of the Tax Act) of Corporation at the time such dividends or deemed dividends were paid (the "Excess Capital Dividends"), (i) Corporation undertakes to make and file elections under subsection 184(3) of the Tax Act in the prescribed manner and within the time required by Law to deem the portion of any such Excess Capital Dividends in excess of the capital dividend account of Corporation at the time such dividends were paid or deemed to be paid to be separate taxable dividends, and (ii) Corporation and Seller hereby concur to the making of such elections.

5.3	Access.

(a)
During the Interim Period, subject to applicable Law, Seller shall cause the Acquired Companies and the Non-Controlled Joint Ventures to afford to Purchaser and its legal, accounting and other Representatives reasonable access during normal business hours (without undue interference to the ordinary conduct of the business of the Acquired Companies and the Non-Controlled Joint Ventures) to their affairs and properties and to furnish Purchaser with all data and information regarding the Acquired Companies and the Non-Controlled Joint Ventures as is reasonably requested. Seller shall allow, and shall cause the Acquired Companies and the Non-Controlled Joint Ventures to allow Purchaser and its Representatives to perform such assessments, investigations, audits and analysis as Purchaser may reasonably wish to undertake (in each case, other than with respect to environmental matters). All requests by Purchaser or its Representatives for such access or information shall be made at least 24 hours in advance of such access and shall be directed through Darrell C. Sherman on behalf of Seller.

(b)
In the event that Seller does not cause the Acquired Companies and the Non-Controlled Joint Ventures to afford access or information due to applicable Law, Seller shall provide notice to Purchaser that it is withholding such access or information in accordance with the terms hereof and Seller shall use commercially reasonable efforts to communicate, to the extent permitted by applicable Law, the applicable information in a way that would not violate applicable Law.

5.4	Confidentiality Agreement.

The terms of the Confidentiality and Non-Disclosure Agreement dated October 9, 2014 (the "Confidentiality Agreement") between Monarch Communities Inc. and Parent are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser and Parent under the Confidentiality Agreement shall terminate and no party to the Confidentiality Agreement shall have any rights to any claims thereunder. If this Agreement is, for any reason, terminated prior to Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.5	Termination of Letter of Intent.

As of the date hereof, the LOI and all obligations thereunder are hereby terminated and no party to the LOI shall have any right to any claims thereunder.

5.6	Consents to Assignment.

Seller and Purchaser shall use their commercially reasonable efforts to obtain prior to Closing all Consents listed in Schedule 3.2(d) of the Seller Disclosure Letter; provided that, except as contemplated in the provisions of this Agreement relating to Specified Losses, nothing herein shall require Seller or Purchaser to make any payment or grant any benefit to any Person in connection with seeking to obtain such Consents. In connection with and without limiting the generality of the foregoing, Seller shall (except where the provision is prohibited by applicable Laws) provide, or cause to be provided, all necessary notices and information to, and enter into discussions with, any third party (other than any Governmental Entity) from whom any Consent is required to be obtained in respect of the transactions contemplated by the Transaction Documents. Purchaser acknowledges that such Consents shall not be a condition to the Closing and, except for the provisions of this Agreement relating to Specified Losses and without limiting Purchaser's right to rely on the representations, warranties and covenants in this Agreement, the failure of Purchaser and Seller to obtain any or all such Consent shall not, by itself, result in any reduction of, or additional adjustment to, the Purchase Price or any claim by Purchaser against Seller or Guarantor for additional indemnification or otherwise under this Agreement.

5.7	Bonus Amount.

During the Interim Period, Seller shall cause the Acquired Companies to amend any Bonus Amount with any existing requirements that the recipient thereof be an Employee as at March 15, 2015 to be entitled to receive payment, with the amendment to provide only that if the recipient is terminated without cause by an Acquired Company after the Closing Date and before March 15, 2015, the recipient shall not become disentitled to receive the payment by reason only of not being employed on March 15, 2015.

5.8	Satisfaction of Conditions.

Each Party shall use commercially reasonable efforts to satisfy, or cause the satisfaction of, the conditions set out in Sections 6.1 and 6.3 over which it has reasonable control.

5.9	Filings and Authorizations.

(a)
Purchaser and Seller will on the date hereof, make or cause to be made all filings and applications, and give all notices and submissions that are necessary or advisable to obtain Competition Act Approval. More specifically, in relation to Competition Act Approval, Purchaser will file with the Commissioner a competitive impact brief requesting an advance ruling certificate on the date hereof and, at the election of Seller, the Parties will file merger notifications under Part IX of the Competition Act no more than three Business Days after Seller informs the Purchaser of such election.

(b)	Purchaser will pay all filing fees in connection with Competition Act Approval.

(c)
Purchaser and Seller will coordinate and cooperate with each other in obtaining Competition Act Approval, including (i) providing each other with such information as may necessary for the purpose of preparing the application and filings referred to in paragraph (a) above (except for information which any of Purchaser, Seller or the Acquired Companies, acting reasonably, considers highly confidential and competitively sensitive, which shall only be provided to outside counsel of the other Party on a confidential and, if applicable, privileged basis), (ii) providing to the Commissioner such additional information as he may request in connection with his review of the transactions contemplated by this Agreement, (iii) providing each other with advanced copies and reasonable opportunity to comment on all notices, applications, submissions, responses, filings and information to be supplied to or filed with the Commissioner (except for information which any of Purchaser, Seller or any Acquired Company, acting reasonably, considers highly confidential and competitively sensitive, which shall only be provided to outside counsel of the other Party on a confidential and, if applicable, privileged basis), (iv) promptly providing each other with copies of all material correspondence and information received from the Commissioner, and (v) keeping each other apprised of all material communications with the Commissioner.

(d)
Neither Purchaser nor Seller shall participate in any material meeting, telephone call, negotiation or discussion with the Commissioner related to Competition Act Approval, without giving the other prior notice of such meeting, telephone call, negotiation or discussion and the opportunity to attend and participate (to the extent permitted by the Commissioner).

(e)	Purchaser and Seller will use their best efforts to satisfy, as soon as possible, all requests for information and documentation received from the Commissioner and any other Governmental Entity.

(f)
Purchaser shall use its best efforts to obtain Competition Act Approval as soon as reasonably practicable but, in any event, no later than the Termination Date. For purposes of the foregoing, "best efforts" shall include proposing, negotiating, agreeing to and effecting, by undertaking, consent agreement, hold separate agreement or otherwise: (i) the sale, divestiture, licensing or disposition of all or any part of the businesses or assets of the Purchaser, its Affiliates or the Acquired Companies; (ii) the termination of any existing contractual rights, relationships and obligations, or entry into or amendment of any arrangements; (iii) the taking of any action that, after consummation of the transactions contemplated by this Agreement, would limit the freedom of action of, or impose any other requirement on, the Purchaser or its Affiliates with respect to the operation of one or more of the businesses, or the assets, of the Purchaser, its Affiliates or the Acquired Companies; and (iv) any other remedial action that may be necessary in order to obtain Competition Act Approval prior to the Termination Date, provided that: (A) any such action is conditioned upon the completion of the transactions contemplated by this Agreement; and (B) no such action shall consist of a divestiture the direct result of which would be a material remedy. None of the actions contemplated above shall result in any reduction or alteration to the Purchase Price.

(g)
Purchaser shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) or otherwise take any action that might reasonably be expected to make it more difficult, or to increase the time required, to obtain Competition Act Approval.

5.10	Exclusive Dealings.

During the Interim Period, Seller, Guarantor, their Affiliates or their respective Representatives shall not, directly or indirectly, solicit proposals or offers from, encourage, facilitate, enter into discussions with, provide information to, negotiate with, accept any proposal or offer from, or enter into any agreement with, any other Person relating to the acquisition of the Purchased Shares or assets of the Acquired Companies or Non-Controlled Joint Ventures, in whole or in part, whether through direct or indirect purchase, amalgamation, recapitalization, plan of arrangement, joint venture or other business combination other than in respect of Ordinary Course sales of lots, condominium units and low-rise housing in the Ordinary Course. The Guarantor shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Acquired Companies or Non-Controlled Joint Ventures; (ii) the issuance or acquisition of shares of capital or other equity securities of any of the Acquired Companies or Non-Controlled Joint Ventures; or (iii) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of any of the Acquired Companies or Non-Controlled Joint Ventures (an "Acquisition Proposal"). Guarantor shall promptly (and in any event within three Business Days after receipt thereof by Guarantor or any of its Representatives) advise Purchaser in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

5.11	Purchaser Consent Assistance.

Seller and Guarantor shall, and shall cause the Acquired Companies and Non-Controlled Joint Ventures and their respective Representatives, to provide all commercially reasonable cooperation in connection with the Consents required by Purchaser as may be reasonably requested by Purchaser, which cooperation shall include, at the request of Purchaser: (a) participating in a commercially reasonable number of meetings, calls, presentations and due diligence sessions at mutually agreeable times and upon reasonable notice; and (b) cooperating with the due diligence efforts of Purchaser and its Representatives and providing such information regarding Seller as may be reasonably required.

5.12	Repayment of Indebtedness.

Prior to the Closing Date, Seller and Guarantor shall ensure that any loans, arrangements of indebtedness or involving liabilities or similar arrangements, payables or Contracts between any of the Acquired Companies and Managed Joint Ventures, on the one hand, and Seller, Guarantor or any Affiliate, employee, director, partner or officer of Seller or Guarantor (other than the Acquired Companies) have been paid in full.

5.13	Additional Information.

Seller has provided Purchaser on or prior to the date hereof, true and complete copies of all proposals or similar items submitted to the Guarantor's North American Investment Committee on or after the Interim Balance Sheet Date in respect of any of the Acquired Companies or Non-Controlled Joint Ventures. Following the date hereof until the Closing Date, Seller shall, as promptly as practicable, provide Purchaser with true and complete copies of any additional proposals or similar items submitted to the Guarantor's North American Investment Committee in respect of any of the Acquired Companies or Non-Controlled Joint Ventures.

5.14	Directors and Officers Insurance and Indemnification.

(a)
Prior to the Adjustment Date, Seller may obtain, without any reduction in scope or coverage, on behalf of the Acquired Companies and the Non-Controlled Joint Ventures, an irrevocable pre-paid "tail" insurance policy naming the directors and officers of the Acquired Companies and the Non-Controlled Joint Ventures as direct beneficiaries with a claims period of six years from the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing Date (the "Tail Policy"), for greater certainty, the sole cost and expense for which shall be included as a Transaction Cost.

(b)
In the event that Seller obtains a Tail Policy, Purchaser shall, from and after the Closing Date (i) not cancel the Tail Policy prior to the expiry of the term thereof, and (ii) in the event of a claim against any of the directors and officers covered by the Tail Policy, use commercially reasonable efforts to submit and process such claim with the insurer (or give the directors and officers subject thereto the authority to submit and process such claim) and pay any amounts collected in connection therewith to such directors and officers.

(c)
Purchaser shall not, and shall not permit the Acquired Companies, Non-Controlled Joint Ventures, or any successor or assign by amalgamation or otherwise, to amend, repeal or modify any provision in their Governing Documents to the exculpation or indemnification of any current or former officer or director (unless required by Law), except to the extent such amended, repealed or modified provision is replaced or supplemented, such that the officers and directors of the Acquired Companies and the Non-Controlled Joint Ventures continue to be entitled to such exculpation and indemnification on terms that are comparable in all material respects, to the full extent of the Law.

(d)
If any Acquired Company, Non-Controlled Joint Venture or any successor or assign thereof (i) consolidates or amalgamates with or merges into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Acquired Company or Non-Controlled Joint Venture assumes all of the obligations set forth in this Section 5.14.

(e)
This Section 5.14 is intended for the benefit of, and is enforceable by, each current and former officer and director of the Acquired Companies and Non-Controlled Joint Ventures and his heirs, executors and legal representatives, and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

ARTICLE 6
CONDITIONS OF CLOSING

6.1	Conditions for the Benefit of Purchaser.

The purchase and sale of the Purchased Shares and the consummation of the other transactions contemplated in this Agreement is subject to the following conditions to be satisfied or performed prior to the Closing, which conditions are for the exclusive benefit of Purchaser and may be waived in writing, in whole or in part, by Purchaser in its sole discretion:

(a)	Truth and Accuracy of Representations and Warranties and Performance of Covenants. Each of:

(i)
the Seller's and Guarantor's Core Representations shall be true and accurate in all respects on the date hereof and on the Closing Date with the same force and effect as if made at and as of the Closing Date;

(ii)
the Seller's and Guarantor's Non-Core-Representations (in each case, disregarding all materiality qualifiers therein) shall be true and accurate in all respects on the date hereof and on the Closing Date with the same force and effect as if made at and as of the Closing Date, except where the aggregate failure of the representations and warranties to be true and accurate would not have a Material Adverse Effect, provided however that if a representation and warranty speaks only as at a specific date, it only needs to be true and accurate as at that date;

(iii)	the agreements, covenants and obligations contained in this Agreement to be performed by Seller and Guarantor on or before the Closing Date shall have been performed in all material respects;

and Purchaser shall have received a certificate dated the Closing Date confirming the foregoing, signed by a senior officer or director of each of Seller and the general partner of Guarantor, in form and content reasonably satisfactory to Purchaser (the "Seller's and Guarantor's Closing Certificate").

(b)	Deliveries. At or prior to Closing, Seller shall deliver, or cause to be delivered to Purchaser the following in form and content satisfactory to Purchaser, acting reasonably:

(i)	the Estimated Statements, pursuant to Section 2.3(a);

(ii)	certificates representing the Purchased Shares duly endorsed in blank for transfer by the holders of record or accompanied by irrevocable stock transfer powers duly executed in blank;

(iii)
certified copies of (A) the Governing Documents of each of Seller, Guarantor and Corporation, and (B) the resolutions of the board of directors and sole shareholder (if applicable) of each of Seller and the general partner of Guarantor approving the execution, delivery and performance of this Agreement and of the board of directors of Corporation approving the transactions contemplated by the Transaction Documents;

(iv)
a certificate of status, compliance, good standing or like certificate with respect to each of Seller, Guarantor, Corporation, and each Controlled Joint Venture that is a corporation or similar Person issued by appropriate government officials of their respective jurisdictions of formation; and

(v)	counterparts to the Transaction Documents other than this Agreement, duly executed by each Person party thereto other than Purchaser.

(c)	No Legal Action. No enforceable order enjoining, restricting or prohibiting any of the transactions contemplated by this Agreement shall have been rendered by any Governmental Entity.

(d)	Competition Act Approval. Competition Act Approval shall have been obtained.

(e)	No Material Adverse Effect. Between the date of this Agreement and Closing, there shall not have occurred a Material Adverse Effect.

6.2	Termination by Purchaser.

Purchaser may terminate this Agreement by notice in writing to Seller:

(a)
if any representation and warranty of Seller or Guarantor contained in this Agreement fails to be true and accurate or is breached such that any of the conditions set forth in Sections 6.1(a)(i) or 6.1(a)(ii) would not be satisfied or Seller or Guarantor breaches, or fails to comply with, its covenants, agreements or obligations contained in this Agreement such that the condition set forth in Section 6.1(a)(iii) would not be satisfied, and, in each case, such failure or breach either cannot be cured or continues uncured for 10 Business Days (or until the Termination Date, if earlier) after the date on which Purchaser provides Seller with written notice of such failure or breach; provided, however, that if Seller can reasonably expect to cure such failure or breach prior to the Termination Date (and Seller confirms in writing to Purchaser that Seller is continuing to exercise commercially reasonable efforts to cause such failure or breach to be cured), Purchaser may not terminate this Agreement on account of such failure or breach prior to the Termination Date (and then, Purchaser  may only terminate this Agreement to the extent that such failure or breach is not cured on or before the Termination Date); or

(b)
upon the Termination Date, if Competition Act Approval has not been obtained on or prior to such date; provided, however, that if Competition Act Approval has not been obtained on or prior to such date, Purchaser shall have the option prior to the Termination Date to extend the Termination Date by up to 30 days (and it being agreed that five Business Days prior to the Termination Date, Purchaser shall advise Seller in writing whether it elects to postpone the Termination Date, failing which Purchaser shall be deemed to have waived its option to extend) provided, however, that the maximum aggregate number of days of extension past the Termination Date under this Section 6.2(b) and Section 6.4(b) shall be 30; or

(c)
if any of the conditions set forth in Section 6.1 (other than those conditions which by their nature are to be satisfied by actions taken at Closing and other than those covered in Section 6.2(a)), have not been satisfied in all material respects or waived or will be impossible or impractical to satisfy, with the use of commercial reasonable efforts, on or prior to the Termination Date, in each case, provided, however, that Purchaser shall not be entitled to terminate this Agreement if the failure or impossibility of satisfaction of the condition was as a result of a breach by Purchaser or Parent of any of its covenants, agreements or obligations under this Agreement.

Upon termination of this Agreement by Purchaser pursuant to this Section 6.2, each of Purchaser and Parent shall be released from all of its obligations under this Agreement; provided, however, that the following provisions shall survive: this Section 6.2, Section 7.7 (Confidentiality), Section 7.8 (Guarantees) and Article 9 (Miscellaneous). Termination of this Agreement shall not relieve any Party from liability for fraud or willful breach or for any breach of this Agreement occurring prior to termination.

Purchaser's right of termination under this Section 6.2 is in addition to any other rights it may have under this Agreement, and the exercise of a right of termination will not be an election of remedies hereunder.

6.3	Conditions for the Benefit of Seller.

The purchase and sale of the Purchased Shares and the consummation of the other transactions contemplated in this Agreement is subject to the following conditions to be satisfied or performed prior to the Closing, which conditions are for the exclusive benefit of Seller and may be waived in writing, in whole or in part, by Seller, in its sole discretion:

(a)	Truth and Accuracy of Representations and Warranties and Performance of Covenants. Each of:

(i)
the Purchaser's and Parent's Core Representations shall be true and accurate in all respects on the date hereof and on the Closing Date with the same force and effect as if made at and as of the Closing Date, provided however that if a representation and warranty speaks only as at a specific date, it only needs to be true and accurate as at that date;

(ii)	the Purchaser's and Parent's Non-Core Representations (in each case, disregarding all materiality qualifiers therein) shall be true and accurate in all respects on the date hereof and on the Closing Date with the same force and effect as if made at and as of the Closing Date, except where the aggregate failure of the representations and warranties to be true and accurate would not have a material adverse effect on Purchaser's or Parent's ability to consummate the transactions contemplated in this Agreement on a timely basis, provided however that if a representation and warranty speaks only as at a specific date, it only needs to be true and accurate as at that date;

(iii)	the agreements, covenants and obligations contained in this Agreement to be performed by Purchaser and Parent on or before the Closing Date shall have been performed in all material respects;

and Seller shall have received a certificate dated the Closing Date confirming the foregoing, signed by a senior officer or director of each of Purchaser and Parent, in form and content reasonably satisfactory to Seller (the "Purchaser's and Parent's Closing Certificate").

(b)	Deliveries. At or prior to Closing, Purchaser shall deliver or cause to be delivered to Seller the following in form and content satisfactory to Seller, acting reasonably:

(i)
certified copies of (A) the Governing Documents of each of Purchaser and Parent, and (B) the resolutions of the board of directors of each of Purchaser and Parent approving the execution, delivery and performance of this Agreement;

(ii)
a certificate of status, compliance, good standing or like certificate with respect to each of Purchaser and Parent issued by appropriate government officials of their respective jurisdictions of formation;

(iii)	counterparts to the Transaction Documents other than this Agreement, duly executed by Purchaser; and

(iv)	the payment required by Section 2.5.

(c)	No Legal Action. No enforceable order enjoining, restricting or prohibiting any of the transactions contemplated by this Agreement shall have been rendered by any Governmental Entity.

(d)	Competition Act Approval. Competition Act Approval shall have been obtained.

6.4	Termination by Seller.

Seller may terminate this Agreement by notice in writing to Purchaser:

(a)
if any representation and warranty of Purchaser or Parent contained in this Agreement fails to be true and accurate or is breached such that any of the conditions set forth in Sections 6.3(a)(i) or 6.3(a)(ii) would not be satisfied or Purchaser or Parent breaches, or fails to comply with its covenants, agreements and obligations contained in this Agreement such that the condition set forth in Section 6.3(a)(iii) would not be satisfied, and, in each case, such failure or breach either cannot be cured or continues uncured for 10 Business Days (or until the Termination Date, if earlier) after the date on which Seller provides Purchaser with written notice of such failure or breach; provided, however, that if Purchaser can reasonably expect to cure such failure or breach prior to the Termination Date (and Purchaser confirms in writing to Seller that Purchaser is continuing to exercise commercially reasonable efforts to cause such failure or breach to be cured), Seller may not terminate this Agreement on account of such failure or breach prior to the Termination Date (and then Seller may only terminate this Agreement to the extent that such failure or breach is not cured on or before the Termination Date);

(b)
upon the Termination Date, if Competition Act Approval has not been obtained on or prior to such date; provided, however, that if Competition Act Approval has not been obtained on or prior to such date, Seller shall have the option prior to the Termination Date to extend the Termination Date by up to 30 days (and it being agreed that five Business Days prior to the Termination Date, Seller shall advise Purchaser in writing whether it elects to postpone the Termination Date, failing which Seller shall be deemed to have waived its option to extend) provided, however, that the maximum aggregate number of days past the Termination Date under this Section 6.4(b) and Section 6.2(b) shall be 30; or

(c)
if any of the conditions set forth in Section 6.3 (other than those conditions which by their nature are to be satisfied by actions taken at Closing and other than those covered in Sections 6.4(a) and 6.4(b)) have not been satisfied in all material respects or waived on or prior to the Termination Date or will be impossible or impractical to satisfy, with the use of commercially reasonable efforts, in each case, provided, however, that Seller shall not be entitled to terminate this Agreement if the failure or impossibility of satisfaction of the condition was as a result of the breach by Seller or Guarantor of any of their respective covenants, agreements or obligations under this Agreement.

Upon termination of this Agreement by Seller pursuant to this Section 6.4, each of Seller and Guarantor shall be released from all of its obligations under this Agreement; provided, however, that the following provisions shall survive: this Section 6.4, Section 7.7 (Confidentiality), Section 7.8 (Guarantees) and Article 9 (Miscellaneous). Termination of this

Agreement shall not relieve any Party from liability for fraud or willful breach or for any breach of this Agreement occurring prior to termination.

Seller's right of termination under this Section 6.4 is in addition to any other rights Seller may have under this Agreement, and the exercise of a right of termination will not be an election of remedies hereunder.

ARTICLE 7
POST-CLOSING COVENANTS

7.1	Books and Records.

(a)
For a period of seven years from Closing or such longer period as may be required by applicable Law, Purchaser shall maintain and make available to Seller, and shall cause the Acquired Companies and the Non-Controlled Joint Ventures to maintain and make available to Seller or any of its Affiliates the Books and Records (or, if practicable, the relevant excerpts thereof) for inspection and copying (at Seller's expense) and make available to Seller or any of its Affiliates those employees whose assistance is necessary to assist Seller or any of its Affiliates, in each case upon reasonable request during normal business hours. If it is not practicable to make available only the relevant excerpts of such Books and Records, Seller shall furnish such undertaking as to confidentiality as Purchaser may reasonably require prior to receiving access to such Books and Records. Furthermore, Purchaser shall not destroy any Books and Records which relate or could reasonably be expected to relate to Separately-Indemnified Damages without the written consent of Seller (which consent shall not be unreasonably withheld or delayed).

(b)
For a period of two years from Closing Seller shall maintain and make available to Purchaser, and shall cause its Affiliates to maintain and make available to Purchaser or any of its Affiliates the Books and Records of Seller and its Affiliates which relate to the Corporation, the Acquired Companies or the Non-Controlled Joint Ventures (or, if practicable, the relevant excerpts thereof) for inspection and copying (at Purchaser's expense) and make available to Purchaser or any of its Affiliates those employees whose assistance is necessary to assist Purchaser or any of its Affiliates, in each case upon reasonable request during normal business hours; provided that Seller or its Affiliates may redact any information which pertains to the business of Seller and its Affiliates in the United States. If it is not practicable to make available only the relevant excerpts of such Books and Records, Purchaser shall furnish such undertaking as to confidentiality as Seller may reasonably require prior to receiving access to such Books and Records.

7.2	Further Assurances.

Each Party upon the request of the other, whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to Purchaser and carry out the intent of this Agreement.

7.3	Tax Matters.

(a)
Amended Tax Returns. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of the Acquired Companies shall file any amended Tax Return relating to any of the Acquired Companies with respect to a Pre-Adjustment Tax Period without the written consent of Seller (which consent shall not be unreasonably withheld or delayed). If Purchaser or any of the Acquired Companies is required by Law to file an amended Tax Return for any Acquired Company (or otherwise change such Tax Returns) or make an election with respect to a Pre-Adjustment Tax Period, Seller shall have control over the preparation and filing of such amended return.

(b)
Filing of Tax Returns for Interim Periods. Purchaser shall cause each of the Acquired Companies to prepare and file all Tax Returns for each of the Acquired Companies that are due after the Closing Date in respect of a Pre-Adjustment Tax Period, which Tax Returns must be prepared and filed on a timely basis consistent with each of the Acquired Companies' existing procedures for preparing Tax Returns and in a manner consistent with prior practice with respect to treatment of specific items on the Tax Returns, except as required by applicable Law.  Purchaser will cause, at the sole discretion of Seller, the Acquired Companies to make the Tax election under subsection 256(9) of the Tax Act and the equivalent provision(s) of applicable provincial legislation. Purchaser shall provide Seller with a draft of such (i) income Tax Returns 30 days prior to the due date for filing such Tax Returns with the appropriate taxing authorities, and (ii) any other Tax Returns 10 days prior to the due date for filing such Tax Returns with the appropriate taxing authorities. Seller shall have the right to review the draft of the Tax Returns provided to them by Purchaser and make any reasonable comments that they deem appropriate, which comments shall be accepted by Purchaser.

(c)
Refunds. Any refunds of Taxes (or credit for overpayment of Taxes) of any of the Acquired Companies not taken into account and actually adjusted for in the determination of the Purchase Price, as finally determined including any interest actually received (or credited) with respect thereto, from the applicable taxing authorities for any a Pre-Adjustment Tax Period (including refunds arising from amended Tax Returns filed after the Closing Date) shall be for the account of Seller and, if received by (or credited to) Purchaser or any of the Acquired Companies shall be paid, net of any Tax costs incurred or accrued on account of the receipt of such refund by Purchaser or the Acquired Companies and any reasonable out-of-pocket costs incurred in connection with such receipt, to Seller within 10 calendar days after Purchaser or any of the Acquired Companies receives such refund (or is credited with such over payment). At the request of Seller, Purchaser shall cause the Acquired Companies to pursue claims for refunds for any Pre-Adjustment Tax Periods. Notwithstanding the

foregoing, any such refund of Taxes (or credit for overpayment of Taxes) to which any Acquired Company becomes entitled, that arises as a result of the carry-back of a loss, credit, deduction or allowance from a Post-Adjustment Tax Period shall be for the account of Purchaser and the applicable Acquired Company shall be entitled to retain such refund (or credit) and any amounts (including interest) received thereon.

(d)
Straddle Period Tax Allocation. All Taxes (and refunds) with respect to any Acquired Company that relate to a Straddle Period shall be apportioned between the portion of such period ending on the Adjustment Date and the portion of such period beginning after the Adjustment Date in the following manner: (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses, withholding Taxes or any similar Tax base, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period and (ii) in the case of any Tax based upon or related to incomes, sales, gross receipts, wages, capital expenditures, expenses, withholding Taxes or any similar Tax base, the amount of such Tax that is allocable to the portion of such Straddle Period that ends on the Adjustment Date shall be deemed to be equal to the amount that would be payable if the relevant Straddle Period had ended on the close of business on the Adjustment Date.

(e)
Restrictive Covenants. The restrictive covenants granted pursuant to Section 7.5 of this Agreement (the "Restrictive Covenants") are being granted to maintain and preserve the fair market value of shares of Corporation transferred to Purchaser hereunder. The Parties acknowledge and agree that (i) the Guarantor and Seller deal at arm's length with Purchaser; (ii) no proceeds shall be received or receivable by Guarantor, Seller or any other Person for granting the Restrictive Covenants; (iii) the Restrictive Covenants are integral to this Agreement; and (iv) the conditions set forth in subsection 56.4(7) of the Tax Act have been met such that subsection 56.4(5) of the Tax Act applies to the Restrictive Covenants.

7.4	Bonus Amount Escrow.

(a)
Immediately after Closing, Purchaser shall cause the Acquired Companies to deposit with the Escrow Agent the Estimated Bonus Amount, such amount to be released to the Employee-recipients thereof following notice from Seller of each Employee's individual proportion of the Final Bonus Amount, to be paid on or about March 15, 2015, all in accordance with and subject to the terms and conditions of the Escrow Agreement.

(b)	If the Final Bonus Amount exceeds the Estimated Bonus Amount, then Purchaser shall cause the Acquired Companies to pay such excess to the

Employee-recipients following delivery of the Adjustment Balance Sheet pursuant to Section 2.5(e).

7.5	Corporation Employees.

From and after the Closing, Purchaser shall honour and perform, or cause the Acquired Companies to honour and perform, all of the obligations of the Acquired Companies under employment and other agreements with current or former employees, and for a period of 12 months following the Closing, shall provide the Employees of the Acquired Companies with benefits and total compensation that in the aggregate are substantially similar to those provided by the Acquired Companies, prior to the Closing Date; provided that no provision of this Section 7.5 shall give any Employee of the Acquired Companies any right to continued employment or impair in any way the right of the Acquired Companies to terminate the employment of any employee of the Acquired Companies. Notwithstanding the foregoing, Purchaser shall be permitted to make changes to employee compensation within such 12 month period with the consent of the affected Employees or Seller, such consent by Seller not to be unreasonably withheld.

7.6	Noncompetition and Nonsolicitation.

(a)
For a period of 18 months from and after the Closing, Seller and Guarantor shall not, and shall not permit, cause or encourage any of their respective Affiliates to, engage directly or indirectly, as an owner, consultant or otherwise, in any Restricted Business or any business that is directly or indirectly competitive with the Restricted Business or any portion thereof in the Province of Ontario.

(b)
For a period of 18 months from and after the Closing, Seller and Guarantor shall not, and shall not permit, cause or encourage any of their respective Affiliates to, solicit, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of Parent or any of its Affiliates, the Acquired Companies, the Non-Controlled Joint Ventures or Purchaser to leave the employ of the Acquired Companies, the Non-Controlled Joint Ventures or Purchaser. The provisions of this Section 7.6(b) shall not apply to any general solicitation not specifically directed toward employees of the Acquired Companies, the Non-Controlled Joint Ventures or Purchaser.

(c)
For a period of 18 months from and after the Closing, Seller and Guarantor shall not, and shall not permit, cause or encourage any of their respective Affiliates to, directly or indirectly, without the prior written consent of Purchaser, solicit, target, induce, accept as a customer or seek to do any of the aforementioned in respect of any Person who is a customer of the Acquired Companies' or the Non-Controlled Joint Ventures' business as of the Closing Date, for the provision by any such Person, directly or indirectly, of any product or service.

(d)
Guarantor acknowledges (on its own behalf and on behalf of its Affiliates (and Seller expressly agrees) that a breach or threatened breach of any of Section 7.6 would give rise to irreparable harm to Purchaser or its Affiliates (including the Acquired Companies and Non-Controlled Joint Ventures following closing), for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any of them of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach or threatened breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)	This Section 7.6 shall not apply to the Sponsors or any of their Affiliates, except where such Affiliate is Controlled, directly or indirectly, by Taylor Morrison Home Corporation.

7.7	Confidentiality.

The Parties acknowledge that after the date hereof, Purchaser and/or its Affiliates (including the Acquired Companies and Managed Joint Ventures following Closing) on the one hand, and Guarantor and/or its Affiliates (other than the Acquired Companies and Non-Controlled Joint Ventures following Closing) on the other hand, would be irreparably damaged if (a) in respect of Purchaser, Parent or their respective Affiliates (including the Acquired Companies and Non-Controlled Joint Ventures following Closing), Seller's knowledge of Parent's and its Affiliates', Acquired Companies' (following Closing) or Non-Controlled Joint Ventures' (following Closing) business was disclosed or utilized on behalf of any Person other than Purchaser or its Affiliates or (b) in respect of Guarantor and/or its Affiliates (other than the Acquired Companies and Non-Controlled Joint Ventures following Closing), Purchaser's knowledge of Guarantor Confidential Information was disclosed or utilized on behalf of any Person other than Guarantor or its Affiliates (including the Acquired Companies and Non-Controlled Joint Ventures prior to Closing). In furtherance thereof, from and after the date hereof, (i) each of Seller and Guarantor shall, and shall cause their respective Affiliates to, hold, and shall cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Parent, its Affiliates and Acquired Companies (other than the Acquired Companies and Non-Controlled Joint Ventures following Closing) and (ii) each of Purchaser and Parent shall, and shall cause its Affiliates to, hold and shall cause its or their respective Representatives to hold, in confidence Guarantor Confidential Information, in each case except to the extent that Seller or Purchaser, as the case may be, can show that such information (A) is generally available to and known by the public through no fault of Guarantor or Parent, as the case may be, or any of their respective Affiliates (in the case of Parent, including the Acquired Companies and Non-Controlled Joint Ventures following Closing) or their respective Representatives; or (B) is lawfully (and not in breach of this provision) acquired by Guarantor or Parent, as the case may be, or any of their respective Affiliates (in the case of Parent, including the Acquired Companies and Non-Controlled Joint Ventures following Closing) or their respective Representatives from and after the date hereof from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Guarantor, Parent or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Guarantor or Parent, as the case may be, shall promptly notify Purchaser or Seller, as the case may be, in writing and shall disclose only that portion of such information which Guarantor or Parent is advised by its counsel in writing is legally required to be disclosed, provided that Guarantor or Parent shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

For the avoidance of doubt, in the event of a breach of the obligations under this Section 7.7 by Guarantor, Parent, their respective Affiliates or their respective Representatives, Purchaser or Seller, in addition to all other available remedies, shall be entitled to seek equitable relief, including an injunction and an order of specific performance.

7.8	Guarantees.

(a)	Guarantor Guarantee:

(i)
In consideration of Purchaser entering into this Agreement, Guarantor unconditionally and irrevocably guarantees to Purchaser and Parent and their respective successors, transferees and assigns, the due and punctual payment by Seller of all monies payable by Seller under the Transaction Documents and the transactions contemplated hereby and thereby and the performance of any and all obligations, agreements and covenants of Seller under the same.

(ii)
If any payment by Seller under the Transaction Documents or any discharge given by Purchaser is avoided or reduced as a result of insolvency or any similar event, the liability of Seller shall continue as if the payment, discharge, avoidance or reduction had not occurred and Purchaser shall be entitled to recover the value or amount of that security or payment. Guarantor waives any right it may have of first requiring Purchaser (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from Seller, the Acquired Companies or the Non-Controlled Joint Ventures before claiming from Guarantor under this Section 7.8 and otherwise waives any and all defences at law or equity in respect of the matters in this Section 7.8, if any.

(b)	Parent Guarantee:

(i)
In consideration of Seller entering into this Agreement, Parent unconditionally and irrevocably guarantees to Seller and Guarantor and their respective successors, transferees and assigns, the due and punctual payment by Purchaser of all monies payable by Purchaser under the Transaction Documents and the transactions contemplated hereby and thereby and the performance of any and all obligations, agreements and covenants of Purchaser under the same.

(ii)
If any payment by Purchaser under the Transaction Documents or any discharge given by Seller is avoided or reduced as a result of insolvency or any similar event, the liability of Purchaser shall continue as if the payment, discharge, avoidance or reduction had not occurred and Seller shall be entitled to recover the value or amount of that security or payment. Parent waives any right it may have of first requiring Seller (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from Purchaser, before claiming from Parent under this Section 7.8 and otherwise waives any and all defences at law or equity in respect of the matters in this Section 7.8, if any.

(c)
Each of the guarantees set out in this Section 7.8 is a continuing guarantee and shall extend to the ultimate balance sums payable by and any and all obligations, agreements and covenants of Seller and the Purchaser, as applicable, under this Agreement.

7.9	Correspondence Regarding Acquired Companies and Non-Controlled Joint Ventures.

Each of Seller and Guarantor covenant and agree that, subsequent to the Closing, it shall deliver to Purchaser, promptly after the receipt thereof and in the form received, all inquiries, correspondence and other items and materials received by any of Seller or Guarantor from any Person relating to any of the Acquired Companies or Non-Controlled Joint Ventures.

7.10	Certain Covenants.

The Parties acknowledge and agree that, in accordance with Section 1.3, notwithstanding that the heading of this Article 7 is entitled "Post-Closing Covenants", certain Sections in this Article 7 contain covenants of the Parties to be satisfied both prior to and following the Closing Date.

ARTICLE 8
INDEMNIFICATION

8.1	Indemnification in favour of Purchaser.

(a)
Subject to the limitations set out in Sections 8.3, 8.4 and 8.8 (but only to the extent expressly applicable, as noted in such Sections), Seller and Guarantor shall jointly and severally indemnify, defend and save each Purchaser

Indemnified Person harmless of and from any damages suffered by or imposed upon any Purchaser Indemnified Person as a result of, in respect of, connected with, or arising out of, under, related or pursuant to:

(i)	any breach by or any failure of Seller or Guarantor to perform or satisfy any of its covenants or obligations under the Transaction Documents or the Seller's and Guarantor's Closing Certificate;

(ii)	any breach or inaccuracy of any representation or warranty of Seller or Guarantor contained in the Transaction Documents or the Seller's and Guarantor's Closing Certificate;

(iii)	any Specified Indemnified Losses;

(iv)	the Seller Pre-Closing Re-organization; and

(v)
any Pre-Adjustment Taxes (including, for greater certainty, any liabilities for Tax and any penalties levied under the Excise Tax Act (Canada)) not taken into account and not actually adjusted for in the determination of the Purchase Price, as finally determined.

(b)
If Closing occurs and a Purchaser Indemnified Person makes a claim against Seller for damages, then Seller will not be entitled to, and waives any right to, make any claim against the Acquired Companies and the Non-Controlled Joint Ventures in respect of any such damages by contribution, warranty or otherwise, or require that any Acquired Company or Non-Controlled Joint Venture be a party to the principal claim.

8.2	Indemnification in favour of Seller.

(a)
Subject to the limitations set out in Sections 8.3, 8.4 and 8.8 (but only to the extent expressly applicable, as noted in such Sections), Purchaser shall indemnify, defend and save any Seller Indemnified Person harmless of and from any damages suffered by or imposed upon any Seller Indemnified Person as a result of, in respect of, connected with, or arising out of, under, related or pursuant to:

(i)
any breach by or any failure of Purchaser or Parent to perform or satisfy any of its covenants, agreements or obligations under the Transaction Documents or the Purchaser's and Parent's Closing Certificate; and

(ii)	any breach or inaccuracy of any representation or warranty given by Purchaser or Parent contained in the Transaction Documents or the Purchaser's and Parent's Closing Certificate.

8.3	Time Limitations.

(a)	The representations and warranties of Seller and Guarantor contained in the Transaction Documents shall survive Closing and shall continue for a period of one year after Closing, except that:

(i)
Seller's Core Representations and Guarantor's Core Representations (and the corresponding representations and warranties set out in Seller's and Guarantor's Closing Certificate) shall survive Closing and continue in full force and effect without limitation of time;

(ii)
the representations and warranties set out in Section 3.2(aa) (Tax Matters) (and the corresponding representations and warranties set out in Seller's and Guarantor's Closing Certificate) shall survive until 90 days after the expiration of the period during which any Tax assessment may be issued by any Governmental Entity in respect of any taxation year to which such representations and warranties extend. Such period will be determined with regard to any Consent, agreement or other document that extends the period during which a Governmental Entity may issue a Tax assessment. A Tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law;

(iii)
a claim for any breach or inaccuracy of any of the representations and warranties of Seller or Guarantor contained in this Agreement based on fraudulent misrepresentation shall survive Closing and continue in full force and effect without limitation of time; and

(iv)
the representations and warranties set out in Section 3.2(u) (Environmental Matters) and the corresponding representations and warranties set out in the Seller's and Guarantor's Closing Certificate shall survive Closing and continue for a period of eighteen months after Closing; provided, however, that the representations and warranties set out in Section 3.2(u)(iii) (Environmental Matters – Specified Location) and the corresponding representations and warranties set out in Seller's and Guarantor's Closing Certificate shall survive until 90 days after the expiration of the period of three years after Closing.

(b)	The representations and warranties of Purchaser and Parent contained in the Transaction Documents shall survive Closing and shall continue for a period of one year after Closing, except that:

(i)
Purchaser's Core Representations and Parent's Core Representations (and the corresponding representations and warranties set out in the Purchaser's and Parent's Closing Certificate) shall survive Closing and continue in full force and effect without limitation of time; and

(ii)
a claim for any breach or inaccuracy of any of the representations and warranties of Purchaser or Guarantor contained in this Agreement based on fraudulent misrepresentation shall survive Closing and continue in full force and effect without limitation of time.

(c)
The obligations of indemnification set out in Sections 8.1 and 8.2 shall survive Closing and continue in full force and effect without limitation of time, subject to the limitations regarding survival of representations and warranties set forth in Section 8.3(a) and 8.3(b), as the case may be.

(d)
An obligation of indemnification set out in Sections 8.1 and 8.2 shall continue after the end of the applicable survival period if a claim for indemnification was made in accordance with this Agreement before the end of the applicable survival period.

8.4	Other Limitations.

(a)
The obligations of indemnification of Seller and Guarantor set out in Section 8.1 and the obligations of indemnification of Purchaser and Parent set out in Section 8.2, as the case may, shall be limited as follows:

(i)
no Indemnified Person is entitled to double recovery of the same damages incurred or suffered by it though they may have resulted from the breach or inaccuracy of more than one of the representations, warranties and covenants of the Indemnifying Party in this Agreement; provided, however, that this Section 8.4(a)(i) shall in no way limit the rights or entitlements of any Indemnified Person to recover damages, if not previously recovered by them (even if there has been recovery by another Indemnified Person related to the same events, circumstances or issues); and

(ii)
no Indemnifying Party has any obligation for indemnification to the extent that the amount of damages for which an indemnification claim is made was taken into account and actually adjusted for in the determination of the Purchase Price as finally determined.

(b)
The obligations of indemnification of Seller and Guarantor set out in Section 8.1(a)(ii) and the obligations of indemnification of Purchaser and Parent set out in Section 8.2(a)(ii) (other than Purchaser's obligation to pay the Purchase Price), as the case may, shall only apply to aggregate damages with respect to all indemnification claims pursuant to Sections 8.1(a)(ii) or 8.2(a)(ii), as the case may be (other than indemnification claims with respect to Seller's and Guarantor's Core Representations, Parent's and Purchaser's Core Representations, the representations and warranties set out in Section 3.2(aa) (Tax Matters) and claims based on fraudulent misrepresentation) which exceed, on a cumulative basis, an amount equal to $12,000,000 (the "Deductible"), and then only for the amount by which such damages exceed the Deductible and all such damages thereafter up to a cap of an amount equal to $40,000,000 (the

"Cap"), provided, however, that in respect of all indemnification claims with respect to the representations and warranties set out in Section 3.2(u)(iii) (Environmental Matters – Specified Location), (i) 50% of the amount of such damages with respect to such indemnification claims shall count towards determining whether the Deductible has been exceeded and for greater certainty, to the extent the Deductible has been exceeded, shall be recoverable, (ii) the obligations of Seller and of Guarantor to indemnify the Purchaser with respect to the remaining 50% of the amount of such damages with respect to such indemnification claims shall not be subject to the Deductible; and (iii) the entire amount any such damages with respect to such indemnification claims paid by the Seller or Guarantor to Purchaser will count towards and be subject to the Cap. For the avoidance of doubt, claims relating to breaches or inaccuracies of Seller's and Guarantor's Core Representations, Parent's and Purchaser's Core Representations, the representations and warranties set out in Section 3.2(aa) (Tax Matters) and claims based on fraudulent misrepresentation shall not count towards determining whether the Deductible has been exceeded.

(c)
The obligation of indemnification of Seller and Guarantor set out in Section 8.1(a)(iii) shall only apply to aggregate damages with respect to all indemnification claims pursuant to such Section 8.1(a)(iii) up to an amount equal to the Cap.

(d)
The obligations of indemnification of Seller, Guarantor, Purchaser and Parent, as the case may be, set out in this Article 8 shall only apply to aggregate damages with respect to all indemnification claims pursuant to such Article 8 up to an amount equal to the Purchase Price.

(e)
For all purposes of this Article 8, "damages" shall be net of (i) any insurance or other recoveries actually received by an Indemnified Person or any of its Affiliates in connection with the same facts, events and circumstances giving rise to the right of indemnification, and (ii) any net Tax benefit realized by the Indemnified Person or any of its Affiliates arising solely from the accrual, incurrence or payment of any such damages, taking into account the Tax payable by such Person as a result of any indemnity payment made to it under this Article 8.

8.5	Notification.

(a)	If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person will notify the Indemnifying Party in writing of the Direct Claim within 10 Business Days.

(b)
If a Third Party Claim is instituted or asserted against an Indemnified Person such that it is aware of the same, the Indemnified Person will notify the Indemnifying Party in writing of such Third Party Claim within 5 Business Days if such Third Party Claim relates to Separately-Indemnified Damages or otherwise within 10 Business Days. The notice shall specify the identity of the

Person making the Third Party Claim, if known, and, to the extent known, the nature of the damages.

(c)
Notice to the Indemnifying Party under this Section 8.5 of a Direct Claim or a Third Party Claim is assertion of an indemnification claim against the Indemnifying Party under this Agreement. Upon receipt of such notice regarding a Direct Claim or a Third Party Claim, the provisions of Section 8.6 will apply to any Direct Claim, and the provisions of Section 8.7 will apply to any Third Party Claim.

8.6	Direct Claims.

(a)
Following receipt of notice of a Direct Claim under Section 8.5(a) the Indemnifying Party has 10 Business Days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Person shall make available to the Indemnifying Party or its Representatives the information relied upon by the Indemnified Person to substantiate the Direct Claim, together with such other information as the Indemnifying Party or its Representatives may reasonably request.

(b)
If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide notice of the dispute to the Indemnified Person within the 10-Business Day period specified in Section 8.6(a). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party's dispute. During the 10-Business Day period immediately following receipt of a dispute notice by the Indemnifying Party, the Indemnifying Party and the Indemnified Person shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Person fail to resolve the dispute within that 10-Business Day period, the Indemnified Person is free to pursue all rights and remedies available to it, subject to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 10-Business Day period specified in Section 8.6(a), the Indemnifying Party is deemed to have rejected the Direct Claim, in which event the Indemnified Person is free to pursue all rights and remedies available to it, subject to this Agreement.

(c)	Nothing in this Section 8.6 shall prevent the Indemnified Person from pursuing any right or remedy immediately if failing to do so would prejudice the Indemnified Person.

8.7	Third Party Claims.

(a)
If a Third Party Claim shall be instituted or asserted against an Indemnified Person, then (i) if such Third Party Claim relates to Separately-Indemnified Damages, Seller shall promptly notify Purchaser to such effect and defend such Third Party Claim, or (ii) if such Third Party Claim does not relate to Separately-Indemnified Damages, the Indemnifying Party shall have the right, after receipt of the Indemnified Person's notice under Section 8.5(b) and upon giving notice to the Indemnified Person within not more than 10 Business Days of such receipt, to defend the Third Party Claim, in each case at its own cost and expense with counsel of its own choice (reasonably satisfactory to the Indemnified Person), provided that:

(i)	the Indemnified Person shall at all times have the right to fully participate in the defence at its own cost and expense;

(ii)
in the case of any Third Party Claim that does not relate to Separately-Indemnified Damages, such Third Party Claim seeks only monetary damages and does not (A) seek any injunctive or other relief against any Indemnified Person or (B) in the view of the Indemnified Person, acting reasonably, adversely affect it or its Affiliates or Representatives in any way that involves potential reputational damage, non-monetary penalty or admission of fault or liability on the part of such Persons;

(iii)
in the case of any Third Party Claim that relates to Separately-Indemnified Damages, if such Third Party Claim, (A) seeks any injunctive or other relief against an Indemnified Person or (B) in the view of Parent, acting reasonably, adversely affects it or its Affiliates (including the Acquired Companies and Non-Controlled Joint Ventures following Closing) or Representatives in any way that involves potential reputational damage, non-monetary penalty or admission of fault or liability on the part of such Persons, then Parent shall have the right, at its own cost and expense, to appoint its own counsel and participate in the defense of such Third Party Claim, and Seller cannot compromise or settle such Third Party Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned;

(iv)
if any Governmental Entity is entitled to take collection action in respect of such Third Party Claim, notwithstanding the defense relating thereto, Seller shall pay such amount that is subject to such collection action to the relevant Governmental Entity within the time required by applicable Law;

(v)
except with respect to any Third Party Claim relating to Separately-Indemnified Damages, the named parties to any such action (including any impleaded parties) do not include both such Indemnified Person and the Indemnifying Party; and

(vi)
except with respect to any Third Party Claim relating to Separately-Indemnified Damages, the Indemnified Person has not been advised by its counsel that there may be one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Party.

(b)
If the Indemnifying Party fails to give notice of its intention to participate in any Third Party Claim not relating to Separately-Indemnified Damages in accordance with this Section 8.7, then the Indemnifying Party shall be deemed to have waived its right to participate in such Third Party Claim and the Indemnified Person shall have the right (but not the obligation) to undertake the defence of such Third Party Claim, employ its own counsel, and compromise and settle such Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party, provided that it is kept reasonably apprised of the status of the same.

(c)
Where the defence of a Third Party Claim is being undertaken and controlled by the Indemnifying Party, including any Third Party Claim relating to Separately-Indemnified Damages, the Indemnified Person will use its commercially reasonable efforts to (i) make available any Books and Records or other information relevant to such Third Party Claim, including any correspondence relating to such Third Party Claim received by an Indemnified Person, which correspondence shall be transmitted to the Indemnifying Person without delay, and (ii) make available to the Indemnifying Party or its Representatives those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims at the sole cost and expense of the Indemnifying Party.

(d)
If the Indemnifying Party participates in the defence of a Third Party Claim, then the Indemnified Person will use its commercially reasonable efforts to cooperate with the Indemnifying Party in evaluating and participating in the defence of such claim.

(e)
Seller shall control the prosecution of any claim of indemnification available to the Purchased Indemnified Person under the Specified Contract and no Purchaser Indemnified Person shall take any action to exercise such indemnification right other than at and in strict compliance with the written instruction of Seller.

(f)
If any Purchaser Indemnified Person receives an amount pursuant to the Specified Contract in respect of Separately-Indemnified Damages, and the Purchaser Indemnified Persons have previously already been fully indemnified in respect of those Separately-Indemnified Damages, then the Purchaser Indemnified Person shall pay the amount to the Seller within three Business Days after its receipt.

8.8	Duty to Mitigate.

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Person to mitigate any damage which it may suffer or incur by reason of the breach or inaccuracy of any representation, warranty or covenant of the Indemnifying Party under this Agreement.

8.9	Payment of Indemnification.

(a)	Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or final non-appealable judgment.

(b)
If any amount in respect of a Direct Claim or a Third Party Claim becomes payable (as contemplated herein) by an Indemnifying Party, such amount shall be paid by the Indemnifying Party within three Business Days after the Indemnified Person becomes entitled to indemnification by wire transfer of immediately available funds to an account designated by the Indemnified Person.

8.10	Adjustment to Purchase Price.

Any payment made to a Purchaser Indemnified Person pursuant to this Article 8 will constitute a dollar for dollar decrease of the Purchase Price and any payment made to a Seller Indemnified Person pursuant to this Article 8 will constitute a dollar for dollar increase of the Purchase Price.

8.11	No Exclusion of Other Remedies and Specific Performance.

(a)
Prior to Closing, each of Seller, Guarantors, Purchaser and Parent expressly acknowledge that, the failure to perform or comply with a covenant, agreement or obligation contained in this Agreement may give rise to irreparable injury to the other Parties which may be inadequately compensable in damages and nothing in this Agreement shall limit any Party's right to seek and obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of this Agreement without proof of actual damage (and without the requirement of posting any bond or other type of security).

(b)
After Closing, the indemnities provided in this Article 8 constitute the sole and exclusive remedy of Purchaser and Seller against the other in the event of any breach or inaccuracy of a representation or warranty or failure to perform any covenant or obligation of such Party contained in this Agreement (other than a claim involving fraud, willful misconduct or fraudulent misrepresentation or a claim under Sections 7.5 or 7.7).

8.12	Read-Out Qualifiers.

Notwithstanding anything to the contrary contained herein but solely for the purpose of (i) determining any breach or inaccuracy of any representation or warranty for the purposes of Section 8.1(a)(ii) or 8.2(a)(ii) and (ii) calculating the amount of damages arising therefrom, the terms "material" and "materially" shall be disregarded such that a breach, non-compliance or inaccuracy of any representation or warranty shall be deemed to have occurred if there would have been a breach or inaccuracy of such representation or warranty absent any such qualifications, provided, however, that (w) the foregoing clause (i) shall not apply to the representations and warranties contained in Section 3.2(j) (Financial Statements), (x) the term

Material Adverse Effect shall not be disregarded, (y) the term "material" shall not be disregarded insofar as it applies to the listing of Material Contracts in Section 3.2(n)(i) (Material Contracts), any other material trademarks and tradenames in Section 3.2(v)(i) (Intellectual Property), material reports and documents relating to environmental matters in Section 3.2(u)(ii) (Environmental Matters) and material correspondence in Section 3.2(z)(i) (Benefit Plans), and (z) the term "material" shall not be disregarded insofar as it applies to the definition of Permitted Liens for purposes of Section 3.2(q) (Title to Assets).

ARTICLE 9
MISCELLANEOUS

9.1	Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a "Notice") must be in writing, sent by personal delivery, courier, facsimile or electronic mail and addressed:

a)	to Purchaser or Parent at:

Mattamy Homes Limited
2360 Bristol Circle
Oakville, Ontario
L6H 6M5

	Attention:	Brian Johnston and Steve Kahansky
	Facsimile:	(905) 829-7869
	Email:	brian.johnston@mattamycorp.com and steve.kahansky@mattamycorp.com with a copy to:

Torys LLP
79 Wellington St. W.
30th Floor, Box 270
TD South Tower
Toronto, Ontario
M5K 1N2

	Attention:	Sharon Geraghty and (Ricco) A.S. Bhasin
	Facsimile:	(416) 865-7380
	Email:	sgeraghty@torys.com and rbhasin@torys.com

b)	if to Seller or Guarantor at:

c/o Taylor Morrison, Inc.
4900 N. Scottsdale Rd., Suite 2000
Scottsdale, Arizona
85251

	Attention:	Darrell C. Sherman and Benjamin A. Aronovitch
	Facsimile:	(866) 644-6199
	Email:	dsherman@taylormorrison.com and baronovitch@taylormorrison.com with a copy to:

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
40th Floor
Montreal, Québec
H3B 3V2

	Attention:	John W. Leopold and Sophie Lamonde
	Facsimile:	(514) 397-3422
	Email:	jleopold@stikeman.com and slamonde@stikeman.com

A Notice is deemed to be given and received (i) if sent by personal delivery or same day courier, facsimile or electronic mail (with confirmed receipt), on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party's address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party's legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

9.2	Time of the Essence.

Time shall be of the essence of this Agreement.

9.3	Announcements.

Unless required by Law, a Governmental Entity, or, in the case of Parent, to comply with its reporting obligations to holders of its outstanding indebtedness, no press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated herein may be made except with the prior written consent and joint approval of Seller and Purchaser. Where the public disclosure is required by Law or by a Governmental Entity, the Party required to make the public disclosure will use its commercially reasonable efforts to obtain the approval of the other Parties as to the form, nature and extent of the disclosure, which approval shall not be unreasonably withheld or delayed; provided, however, that (i) the Parties acknowledge and agree that Seller's ultimate parent is a public issuer and as such will be required by Law or by a Governmental Entity (including any securities legislation and rules of any applicable stock exchange) to make public statements, announcements and other public disclosure with respect to this Agreement and the transactions contemplated herein, which statements, announcements and other disclosure may include certain terms and conditions regarding such transactions, including disclosure as to the consideration to be paid by Purchaser, and (ii) prior written consent and joint approval of Seller and Purchaser is not required for the public disclosure of any information that is in the public domain.

9.4	Third Party Beneficiaries.

Except as otherwise provided in Section 5.14 and for the Indemnified Persons, the Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The provisions of (a) Section 8.1 are intended for the benefit of the Purchaser Indemnified Persons, and (b) Section 8.2 are intended for the benefit of the Seller Indemnified Persons, in each case, as and to the extent applicable in accordance with their terms; and these provisions shall be enforceable by each of such Persons and his heirs, executors, administrators and other legal representatives or its successors and permitted assigns (collectively the "Third Party Beneficiaries"). Each of Purchaser, in respect of the Purchaser Indemnified Persons and Seller, in respect of the Seller Indemnified Persons, shall hold the rights and benefits of Sections 8.1 and 8.2, respectively, in trust for and on behalf of the Third Party Beneficiaries and hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries.

9.5	Conflicts and Privilege.

It is acknowledged by each of the Parties that Seller has retained Stikeman Elliott LLP ("SE") to act as its counsel in connection with the transactions contemplated herein. Purchaser agrees that, in the event that a dispute arises after Closing between Purchaser and Seller, SE may represent Seller in such dispute even though the interests of Seller may be directly adverse to any of Purchaser, the Acquired Companies and the Non-Controlled Joint Ventures, and even though SE may have represented any of the Acquired Companies and the Non-Controlled Joint Ventures in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Acquired Companies and the Non-Controlled Joint Ventures. Purchaser further agrees that, as to all communications among SE, the Acquired Companies, the Non-Controlled Joint Ventures, Seller and Guarantor that relate in any way to the transactions contemplated in this Agreement, the attorney or solicitor-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by any of Purchaser, the Acquired Companies and the Non-Controlled Joint Ventures. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Acquired Companies or the Non-Controlled Joint Ventures and a third party other than a party to this Agreement after Closing, the Acquired Companies and the Non-Controlled Joint Ventures may assert the attorney or solicitor-client privilege to prevent disclosure of confidential communications by SE to such third party, provided, however, that the Acquired

Companies and the Non-Controlled Joint Ventures may not waive such privilege without the prior written consent of Seller.

9.6	Expenses.

Except as otherwise expressly provided in this Agreement, including in Section 5.9(b), Purchaser will pay for its own fees and expenses and Seller shall pay for its own fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions and the agreements contemplated by it, including the fees and expenses of legal counsel, investment advisers and accountants.

9.7	Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each of the Parties.

9.8	Waiver.

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure or delay on the part of any Party to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

9.9	Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing.

9.10	Entire Agreement.

This Agreement together with the agreements referred to herein constitute the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the LOI. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement and the agreements referred to herein except as specifically set forth in this Agreement and neither Party has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

9.11	Successors and Assigns.

This Agreement shall become effective when executed and delivered by the Parties and after that time shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.12	Assignment.

Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign this Agreement or any and all rights or obligations hereunder to an Affiliate, provided that Parent remain liable for the obligations of Purchaser pursuant to this Agreement.

9.13	Severability.

If any provision of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect. The Parties shall engage in good faith negotiations to replace any provision of this Agreement which is declared illegal, invalid or unenforceable with a legal, valid and enforceable provision, the economic effect of which shall come as close as possible to that of the illegal, invalid or unenforceable provision which it replaces.

9.14	Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

9.15	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or PDF email) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above mentioned.

SELLER	MONARCH PARENT INC.
	Per:	/s/ Sheryl D. Palmer
Name: Sheryl D. Palmer
Title: President

GUARANTOR	TMM HOLDINGS LIMITED PARTNERSHIP, by its sole general partner, TMM HOLDINGS (G.P.), ULC
	Per:	/s/ Raj Shourie
Name: Raj Shourie
Title: Director

PURCHASER	2444991 ONTARIO INC.
	Per:	/s/ Brian Johnston
Name: Brian Johnston
Title: Vice President

PARENT	MATTAMY GROUP CORPORATION
	Per:	/s/ Brian Johnston
Name: Brian Johnston
Title: Chief Operating Officer